                                  AGREEMENT AND

                             PLAN OF REORGANIZATION





                                 BY AND BETWEEN

                                    VIB CORP


                                       AND


                            BANK OF STOCKDALE, F.S.B.

                            DATED SEPTEMBER 15, 1998

                                TABLE OF CONTENTS

                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                                                       PAGE
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
ARTICLE I - THE MERGER AND RELATED TRANSACTIONS.......................................................  2
         1.1      Creation of BOS Interim Bank........................................................  2
         1.2      Merger..............................................................................  2
                  (a)      Merger of BOS Interim Bank and BOS.........................................  2
                  (b)      Effect on BOS Interim Bank Shares..........................................  2
                  (c)      Effect on BOS Shares.......................................................  2
                  (d)      Effect on VIBC Shares......................................................  3
                  (e)      Alternative Method.........................................................  3
         1.3      Dissenting Shares of BOS Stock......................................................  3
         1.4      Dissenting Shares of VIBC Stock.....................................................  3
         1.5      Fractional Shares...................................................................  4
         1.6      Delivery of Certificates and Cash...................................................  4
                  (a)      Transfer Agent.............................................................  4
                  (b)      Exchange Procedures........................................................  4
                  (c)      Transfers..................................................................  4
                  (d)      Termination of Exchange Fund...............................................  4
                  (e)      Lost, Stolen or Destroyed Certificates.....................................  5
         1.7      Exchange of BOS Stock Options.......................................................  5
         1.8      Effect of the Merger................................................................  5
         1.9      Name of Merged Bank.................................................................  5
         1.10     Charter and Bylaws of Merged Bank...................................................  5
         1.11     Directors and Officers of Merged Bank...............................................  6
         1.12     Articles of Incorporation, Bylaws and Directors of VIBC.............................  6
         1.13     Director's Agreement................................................................  6
         1.14     Affiliate's Letter..................................................................  6
         1.15     Shareholder's Agreement.............................................................  6
         1.16     Cooperation; Best Efforts...........................................................  6

ARTICLE II - THE CLOSING..............................................................................  6
         2.1      Closing Date........................................................................  6
         2.2      Execution of Merger Agreement.......................................................  7
         2.3      Documents to be Delivered...........................................................  7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BOS...................................................  7
         3.1      Organization, Standing and Power....................................................  7
         3.2      Capitalization......................................................................  8
         3.3      Subsidiaries........................................................................  8
         3.4      Authority...........................................................................  8
         3.5      Branches............................................................................  9
         3.6      Financial Statements................................................................  9
         3.7      Undisclosed Liabilities.............................................................  9



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
         3.8      Title to Assets....................................................................  10
         3.9      Real Estate........................................................................  10
         3.10     Environmental Liabilities..........................................................  10
                  (a)      Compliance................................................................  10
                  (b)      No Investigations.........................................................  11
                  (c)      Hazardous Substances......................................................  11
         3.11     Loans and Investments..............................................................  12
         3.12     Extensions of Credit...............................................................  12
         3.13     Deposits...........................................................................  13
         3.14     Litigation and Governmental Proceedings............................................  13
         3.15     Contracts and Agreements...........................................................  13
         3.16     Performance of Obligations.........................................................  14
         3.17     Insurance..........................................................................  14
         3.18     Taxes..............................................................................  15
         3.19     Absence of Certain Changes.........................................................  15
         3.20     Brokers' and Finders' Fees.........................................................  16
         3.21     Employees..........................................................................  16
         3.22     Regulatory Reports.................................................................  16
         3.23     BOS Employee Benefit Plans and Employment and Labor Contracts......................  17
         3.24     Stock Option Plans.................................................................  19
         3.25     Absence of Certain Practices.......................................................  19
         3.26     No Violation of Law................................................................  19
         3.27     Certain Interests..................................................................  19
         3.28     Minute Books.......................................................................  20
         3.29     Accounting Records; Data Processing................................................  20
         3.30     Operating Losses...................................................................  20
         3.31     CRA Standing.......................................................................  20
         3.32     Year 2000 Matters..................................................................  20
         3.33     Accuracy and Currentness of Information Furnished..................................  21
         3.34     Effective Date of Representations, Warranties, Covenants and
                  Agreements.........................................................................  21

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VIBC..................................................  21
         4.1      Organization, Standing and Power...................................................  21
         4.2      Capitalization.....................................................................  21
         4.3      Subsidiaries.......................................................................  21
         4.4      Authority..........................................................................  22
         4.5      Financial Statements...............................................................  22
         4.6      Undisclosed Liabilities............................................................  23
         4.7      Title to Assets....................................................................  23
         4.8      Real Estate........................................................................  23
         4.9      Environmental Liabilities..........................................................  24
                  (a)      Compliance................................................................  24
                  (b)      No Investigations.........................................................  24
                  (c)      Hazardous Substances......................................................  24
         4.10     Loans and Investments..............................................................  24



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
         4.11     Deposits...........................................................................  25
         4.12     Litigation and Governmental Proceedings............................................  25
         4.13     Contracts and Agreements...........................................................  25
         4.14     Performance of Obligations.........................................................  26
         4.15     Insurance..........................................................................  27
         4.16     Taxes..............................................................................  27
         4.17     Absence of Certain Changes.........................................................  27
         4.18     Brokers' and Finders' Fees.........................................................  28
         4.19     Employees..........................................................................  28
         4.20     Regulatory Reports.................................................................  28
         4.21     VIBC Employee Benefit Plans and Employment and Labor Contracts.....................  29
         4.22     Stock Option Plan..................................................................  31
         4.23     Absence of Certain Practices.......................................................  31
         4.24     No Violation of Law................................................................  31
         4.25     Certain Interests..................................................................  32
         4.26     Minute Books.......................................................................  32
         4.27     Accounting Records; Data Processing................................................  32
         4.28     Operating Losses...................................................................  32
         4.29     CRA Standing.......................................................................  32
         4.30     Year 2000 Matters..................................................................  33
         4.31     Accuracy and Currentness of Information Furnished..................................  33
         4.32     Effective Date of Representations, Warranties, Covenants and
                  Agreements.........................................................................  33

ARTICLE V - COVENANTS OF BOS PRIOR TO CLOSING........................................................  33
         5.1      Business Records and Information...................................................  33
         5.2      Limitations Upon BOS Prior to Closing..............................................  34
         5.3      Affirmative Conduct of BOS Prior to Closing........................................  36
         5.4      Indemnification....................................................................  38
         5.5      Execute Agreement to Merge.........................................................  38
         5.6      Discussion With Third Parties......................................................  38
                  (a)      Strategic Transactions....................................................  38
                  (b)      Qualifying Proposal.......................................................  39
                  (c)      Disclosure and Trading....................................................  39
         5.7      Stock Option Plans.................................................................  40
         5.8      Change in Control and Salary Continuation Agreements...............................  40
         5.9      Proxy Statement....................................................................  40

ARTICLE VI - COVENANTS OF VIBC PRIOR TO CLOSING......................................................  41
         6.1      Business Records and Information...................................................  41
         6.2      Limitations Upon VIBC Prior to Closing.............................................  41
         6.3      Affirmative Conduct of VIBC Prior to Closing.......................................  43
         6.4      Indemnification....................................................................  44
         6.5      Discussion With Third Parties......................................................  44
                  (a)      Strategic Transactions....................................................  44
                  (b)      Qualifying Proposal.......................................................  44



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
                  (c)      VIBC Acquisition Transaction..............................................  45
                  (d)      Disclosure and Trading....................................................  45
         6.6      Stock Option Plan..................................................................  46
         6.7      Preparation of S-4 and the Proxy Statement.........................................  46
         6.8      Proxy Statement....................................................................  46

ARTICLE VII - MEETINGS OF SHAREHOLDERS AND FEDERAL SECURITIES LAWS...................................  46
         7.1      Shareholders' Meetings.............................................................  46
         7.2      Federal Securities Laws............................................................  47

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF BOS............................................  47
         8.1      Continued Accuracy of Representations and Warranties...............................  48
         8.2      Performance of Obligations.........................................................  48
         8.3      Absence of Material Changes........................................................  48
         8.4      Officers' Certificate..............................................................  48
         8.5      Receipt of Legal Opinion...........................................................  48
         8.6      Fairness Opinion...................................................................  48
         8.7      Appointment of VIBC Director.......................................................  48
         8.8      Closing Documents..................................................................  48

ARTICLE IX - CONDITIONS PRECEDENT TO OBLIGATIONS OF VIBC.............................................  49
         9.1      Continued Accuracy of Representations and Warranties...............................  49
         9.2      Performance of Obligations.........................................................  49
         9.3      Absence of Material Changes........................................................  49
         9.4      Affiliate's Letters................................................................  49
         9.5      Resignation and Appointment of Directors...........................................  49
         9.6      Officers' Certificate..............................................................  49
         9.7      Receipt of Legal Opinion...........................................................  49
         9.8      Fairness Opinion...................................................................  50
         9.9      Closing Documents..................................................................  50

ARTICLE X - CONDITIONS PRECEDENT TO THE MERGER.......................................................  50
         10.1     Permits and Approvals..............................................................  50
         10.2     Tax Ruling or Opinion..............................................................  50
         10.3     Absence of Litigation..............................................................  51
         10.4     Shareholder Approvals..............................................................  51
                  (a)      Approval of Merger........................................................  51
                  (b)      Other Actions.............................................................  52
         10.5     Continuity of Interest.............................................................  52

ARTICLE XI - TERMINATION.............................................................................  52
         11.1     Termination of This Agreement......................................................  52
         11.2     Immaterial Breach..................................................................  53
         11.3     Effect of Termination..............................................................  53
         11.4     Termination Fee and Liquidated Damages.............................................  54
                  (a)      Termination Fee...........................................................  54



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
                  (b)      Liquidated Damages........................................................  54
                  (c)      Exclusive Remedy..........................................................  54

ARTICLE XII - GENERAL PROVISIONS.....................................................................  54
         12.1     Expenses...........................................................................  54
         12.2     Notices............................................................................  54
         12.3     Successors and Assigns.............................................................  55
         12.4     Third Party Beneficiaries..........................................................  55
         12.5     Counterparts.......................................................................  55
         12.6     Governing Law......................................................................  56
         12.7     Captions...........................................................................  56
         12.8     Exhibits and Schedules.............................................................  56
         12.9     Representations and Warranties.....................................................  56
         12.10    Waiver and Modification............................................................  56
         12.11    Attorneys' Fees....................................................................  56
         12.12    Knowledge..........................................................................  56
         12.13    Entire Agreement...................................................................  57
         12.14    Consents...........................................................................  57
         12.15    Severability.......................................................................  57
         12.16    Press Release......................................................................  57
         12.17    Arbitration........................................................................  57


                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
--------
Merger Agreement................................................................    Exhibit A
Director's Agreement (BOS)......................................................    Exhibit B-1
Director's Agreement (VIBC).....................................................    Exhibit B-2
Affiliate's Letter..............................................................    Exhibit C
Shareholder's Agreement.........................................................    Exhibit D

SCHEDULES
---------

Bank of Stockdale, F.S.B.:

Articles of Association and Bylaws..............................................    Schedule 3.1
Subsidiaries....................................................................    Schedule 3.3
Agreements, Instruments, Obligations............................................    Schedule 3.4
Financial Statements ...........................................................    Schedule 3.6
Liabilities.....................................................................    Schedule 3.7
Assets..........................................................................    Schedule 3.8
Real Estate ....................................................................    Schedule 3.9
Environmental Liabilities.......................................................    Schedule 3.10
Loans and Investments...........................................................    Schedule 3.11
Classified Loans................................................................    Schedule 3.12



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
Deposits .......................................................................    Schedule 3.13
Litigation .....................................................................    Schedule 3.14
Understandings .................................................................    Schedule 3.15
Obligations.....................................................................    Schedule 3.16
Insurance ......................................................................    Schedule 3.17
Taxes...........................................................................    Schedule 3.18
Certain Changes.................................................................    Schedule 3.19
Brokers' and Finders' Fees......................................................    Schedule 3.20
Regulatory Reports..............................................................    Schedule 3.22
Employee Benefit Plans..........................................................    Schedule 3.23
Stock Option Plan...............................................................    Schedule 3.24
Certain Practices...............................................................    Schedule 3.25
Certain Interests...............................................................    Schedule 3.27
Data Processing ................................................................    Schedule 3.29
Operating Losses................................................................    Schedule 3.30

VIB Corp:
---------

Articles of Incorporation and Bylaws ...........................................    Schedule 4.1
Agreements, Instruments and Obligations ........................................    Schedule 4.4
Financial Statements............................................................    Schedule 4.5
Liabilities.....................................................................    Schedule 4.6
Assets..........................................................................    Schedule 4.7
Real Estate ....................................................................    Schedule 4.8
Environmental Liabilities.......................................................    Schedule 4.9
Loans and Investments...........................................................    Schedule 4.10
Deposits........................................................................    Schedule 4.11
Litigation......................................................................    Schedule 4.12
Understandings..................................................................    Schedule 4.13
Obligations.....................................................................    Schedule 4.14
Insurance.......................................................................    Schedule 4.15
Taxes...........................................................................    Schedule 4.16
Certain Changes.................................................................    Schedule 4.17
Brokers' and Finders' Fees......................................................    Schedule 4.18
Regulatory Reports..............................................................    Schedule 4.20
Employee Benefit Plans..........................................................    Schedule 4.21
Stock Option Plan...............................................................    Schedule 4.22
Certain Practices...............................................................    Schedule 4.23
Data Processing.................................................................    Schedule 4.27
Operating Losses ...............................................................    Schedule 4.28

Closing:

Closing Schedule................................................................    Schedule 2.3
Legal Opinion to BOS............................................................    Schedule 8.5
Legal Opinion to VIBC...........................................................    Schedule 9.7



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                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 15, 1998, by and among VIB Corp, a California corporation ("VIBC"), 1498 Main Street, El Centro, California 92243, and Bank of Stockdale, F.S.B., a federal stock savings bank ("BOS"), 5151 Stockdale Highway, Bakersfield, California 93309, pursuant to which BOS will become a separate, wholly-owned subsidiary of VIBC, with reference to the following:

                                 R E C I T A L S

               WHEREAS, BOS is a federal stock savings bank with its principal office in the City of Bakersfield, County of Kern, State of California, and VIBC is a California corporation with its principal office in the City of El Centro, County of Imperial, State of California;

               WHEREAS, Valley Independent Bank ("VIB") is a California banking corporation with its principal office in the City of El Centro, County of Imperial, State of California, and is a wholly-owned subsidiary of VIBC;

               WHEREAS, BOS and VIBC desire to enter into this Agreement which contemplates the acquisition of BOS by VIBC, pursuant to which BOS will become a separate, wholly-owned subsidiary of VIBC;

               WHEREAS, this Agreement provides for the completion of the acquisition of BOS by VIBC through the merger (the "Merger") of BOS with an interim federal stock savings bank which shall be a wholly-owned subsidiary of VIBC ("BOS Interim Bank") under the applicable laws of the United States and in accordance with the articles of combination (the "Merger Agreement") to be entered into by and between BOS Interim Bank and BOS substantially in the form of Exhibit "A" hereto;

               WHEREAS, to consummate the Merger the parties hereto will have to take various steps and actions in furtherance of the transaction contemplated by this Agreement (collectively, with the Merger, the "Transactions"); and

               WHEREAS, the Boards of Directors of VIBC and BOS have determined that this Agreement and the Transactions are in the best interests of their respective shareholders and have approved this Agreement and authorized its execution;

               NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                A G R E E M E N T


                                    ARTICLE I

                       THE MERGER AND RELATED TRANSACTIONS

         1.1 CREATION OF BOS INTERIM BANK. As soon as practicable VIBC shall organize BOS Interim Bank pursuant to 12 CFR Section 552.2-2 as a new, interim federal stock savings bank wholly-owned by VIBC.

         1.2 MERGER. The Merger shall become effective (the "Effective Time of the Merger") on the date and time specified on the endorsement of the articles of combination by the Office of Thrift Supervision (the "OTS"). At the Effective Time of the Merger and pursuant to the terms of this Agreement and the Merger Agreement, the following transactions will be deemed to have occurred simultaneously:

                  (a) MERGER OF BOS INTERIM BANK AND BOS. BOS Interim Bank and BOS will merge, and the separate corporate existence of BOS Interim Bank shall cease. BOS as the savings bank surviving the Merger is sometimes referred to herein as the "Merged Bank."

                  (b) EFFECT ON BOS INTERIM BANK SHARES. Each share of the common stock of BOS Interim Bank (the "BOS Interim Bank Stock") issued and outstanding immediately prior to the Effective Time of the Merger, on and after the Effective Time of the Merger, pursuant to the Merger Agreement and without any further action on the part of VIBC or BOS Interim Bank, shall be converted into one share of common stock of the Merged Bank (the "Merged Bank Stock"). Each outstanding stock certificate which prior to the Effective Time of the Merger represented shares of BOS Interim Bank Stock automatically and for all purposes shall be deemed to represent the number of shares of Merged Bank Stock into which the shares of BOS Interim Bank Stock represented by such certificate have been converted as provided in this Section 1.2(b); provided, however, at the request of VIBC, the Merged Bank shall exchange VIBC's certificate or certificates formerly representing shares of BOS Interim Bank Stock for a certificate or certificates of Merged Bank Stock.

                  (c) EFFECT ON BOS SHARES. Each share of the common stock, $4.00 par value, of BOS (the "BOS Stock") issued and outstanding immediately prior to the Effective Time of the Merger, on and after the Effective Time of the Merger, pursuant to the Merger Agreement and without any further action on the part of BOS or the holders of BOS Stock, automatically shall be canceled and cease to be an issued and outstanding share of BOS Stock and shall be converted into the right to receive that number of newly issued shares of common stock, no par value, of VIBC (the "VIBC Stock") equal to the whole and fractional number resulting from dividing the BOS Per Share Value by the VIBC Market Value Per Share (the "Exchange Ratio"); provided, however, cash shall be paid in lieu of fractional interests pursuant to Section 1.5 hereof. For purposes of this Agreement, the BOS Per Share Value shall be determined by: (i) first, subtracting the amount of $180,000 from the BOS shareholders' equity as of the last day of the calendar month next preceding the month of the Closing; (ii) second, multiplying the result times 2.83; (iii) third, subtracting from the resultant multiple all expenses related to this Agreement, including finders' fees; and (iv) fourth, dividing the result by the total number of shares of BOS Stock outstanding at the Closing. The BOS shareholders' equity shall be determined in accordance with generally accepted accounting principles, consistently applied, and shall be determined consistent with the requirements of Section 3.6 hereof. For purposes of this Agreement the VIBC Market Value Per Share shall be determined by taking the average of the closing prices of the VIBC Stock on the Nasdaq National Market for the 20 trading days preceding the fifth business day prior to the Closing (the "Nasdaq Average"). In the event the Nasdaq Average is between $9.50 and $15.50, the VIBC Market Value Per Share shall be the Nasdaq Average. In the event the Nasdaq Average is less than $9.50, the VIBC Market Value Per Share shall be $9.50. In the event the Nasdaq Average is greater than $15.50, but not greater than $19.50, then the VIBC Market Value Per Share shall be $15.50 plus twenty-five percent (25%) of the amount by which the Nasdaq Average exceeds $15.50. In the event the Nasdaq Average exceeds $19.50, the VIBC Market Value per Share shall be $16.50. Certificates formerly evidencing shares of BOS Stock shall be surrendered for exchange to the Transfer Agent (as defined in Section 1.6 hereof) in accordance with
         Section 1.6.

                  (d) EFFECT ON VIBC SHARES. Each share of VIBC Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and after the Effective Time of the Merger, remain issued and outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of VIBC.

                  (e) ALTERNATIVE METHOD. Anything herein to the contrary notwithstanding, upon written notice to BOS, VIBC may at any time prior to the Effective Time of the Merger change the method of effecting the acquisition of BOS (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of BOS Stock as provided for in this Agreement,
         (ii) cause the transaction to be treated as anything other than a tax-free reorganization to the holders of BOS Stock, or (iii) materially impede or delay the receipt of any approvals referred to in
         Section 10.1 or the consummation of the Transactions contemplated by this Agreement.

         1.3 DISSENTING SHARES OF BOS STOCK. Each outstanding shares of BOS Stock whose holder has lawfully dissented from the Merger in accordance with 12 C.F.R. Section 552.14 and has timely filed with BOS a written demand for appraisal of his or her shares accompanied by surrender of his or her stock certificates pursuant to Section 552.14 is herein called a "Dissenting BOS Share." Dissenting BOS Shares whose holders have not effectively withdrawn or lost their dissenters' rights under Section 552.14 shall not be converted pursuant to Section 1.2(c), but the holders thereof shall be entitled only to such rights as are granted them by Section 552.14. Each dissenting shareholder who is entitled to payment pursuant to Section 552.14 shall receive such payment in an amount as determined pursuant to Section 552.14.

         1.4 DISSENTING SHARES OF VIBC STOCK. Any shareholder of VIBC who shall have lawfully dissented from the Transactions in accordance with the applicable statutes of the State of California, and who shall have timely demanded payment of the value of such shareholder's VIBC Stock and submitted such shares for endorsement as provided in Section 1300(b) of the California

General Corporation Law ("Dissenting VIBC Shares"), shall thereafter have only such rights as are provided a dissenting shareholder in accordance with said statutes and shall have no other rights under this Agreement or as shareholders of VIBC.

         1.5 FRACTIONAL SHARES. No fractional shares of VIBC Stock shall be issued in the Merger. In lieu thereof, each holder of BOS Stock who would otherwise be entitled to receive fractional shares of VIBC Stock shall receive an amount in cash equal to the VIBC Fair Market Value Per Share (as determined in Section 1.2(c) hereof), multiplied by the fraction of a share of VIBC Stock to which such holder would otherwise be entitled.

         1.6      DELIVERY OF CERTIFICATES AND CASH.

                  (a) TRANSFER AGENT. Prior to the Effective Time of the Merger VIBC shall deliver or cause to be delivered to U.S. Stock Transfer Corporation, its transfer agent (the "Transfer Agent"), an amount of cash equal to the anticipated aggregate amount of fractional interests to be paid pursuant to Section 1.5 hereof, and sufficient certificates of the VIBC Stock for issuance to BOS's shareholders. Delivery to the holders of BOS Stock of the certificates for VIBC Stock and cash to which they are entitled will subsequently be made by the Transfer Agent against delivery of share certificates formerly evidencing BOS Stock (duly executed and in proper form for transfer) to the Transfer Agent in accordance with this Section 1.6 and the terms and conditions of an agreement to be entered into by and between VIBC and the Transfer Agent (the "Transfer Agent Agreement"). A copy of the Transfer Agent Agreement will be provided to BOS and its counsel for approval prior to consummation of the Merger, which approval shall not be unreasonably withheld.

                  (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time of the Merger, the Transfer Agent will send a notice and transmittal form to each holder of a certificate previously representing shares of BOS Stock advising such holders of the applicable terms of the conversion effected by the Merger and the procedure for surrendering to the Transfer Agent such certificate for conversion. Each holder of such certificates, upon surrender of the same to the Transfer Agent in accordance with such transmittal form, shall be entitled to receive the consideration provided for in Section 1.2(c) hereof. If the consideration for shares of BOS Stock provided for in Section 1.2(c) is to be delivered to any person other than the registered holder of said shares surrendered for exchange, the amount of any stock transfer tax or similar taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person shall be paid to the Transfer Agent by such person, or the Transfer Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. The certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates.

                  (c) TRANSFERS. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of BOS of the BOS Stock that was outstanding immediately prior to the Effective Time of the Merger.

                  (d) TERMINATION OF EXCHANGE FUND. Any portion of the cash delivered to the Transfer Agent (including the proceeds of any investments thereof) that remains unclaimed by the holders of BOS Stock for six months after the Effective Time of the Merger shall be returned to VIBC. Any holders of BOS Stock who have not theretofore complied with this Section 1.6 shall thereafter look only to VIBC for exchange of their BOS Stock upon due surrender of their certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of VIBC, BOS, the Transfer Agent or any other person shall be liable to any former holder of BOS Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by VIBC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Transfer Agent shall exchange such lost, stolen or destroyed certificate, upon due surrender thereof, in accordance with the provisions of this Section 1.6.

         1.7 EXCHANGE OF BOS STOCK OPTIONS. VIBC shall issue substitute stock options, effective at the Effective Time of the Merger, to each optionee holding an outstanding stock option pursuant to BOS's 1985 and 1995 Stock Option Plans. The substitute stock options, to be issued pursuant to VIBC's 1997 Stock Option Plan, shall be issued for the same remaining terms and the same vesting schedules as the BOS stock options being exchanged therefor; and shall be issued for the same numbers of shares of VIBC Stock and the same exercise prices, adjusted for the Exchange Ratio. Such adjustment in the numbers and exercise prices shall be made without change in the total exercise price applicable to the unexercised portion of the BOS stock option. Any fractional share interests shall be disregarded.

         1.8 EFFECT OF THE MERGER. By virtue of the Merger and at the Effective Time of the Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of BOS Interim Bank and BOS shall be vested in and be held and enjoyed by the Merged Bank, without further act or deed, and all the estates and interests of every kind of BOS Interim Bank and BOS, including all debts due to either of them, shall be as effectively the property of the Merged Bank as they were the property of BOS Interim Bank and BOS, and the title to any real estate vested by deed or otherwise in either BOS Interim Bank or BOS shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of BOS Interim Bank and BOS shall be preserved unimpaired, and all debts, liabilities and duties of BOS Interim Bank and BOS shall be debts, liabilities and duties of the Merged Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

         1.9 NAME OF MERGED BANK. The name of the Merged Bank shall be "Bank of Stockdale, F.S.B."

         1.10 CHARTER AND BYLAWS OF MERGED BANK. The Charter and Bylaws of BOS as in effect immediately prior to the Effective Time of the Merger shall be the Charter and Bylaws of the Merged Bank.

         1.11 DIRECTORS AND OFFICERS OF MERGED BANK. The directors of BOS at the Effective Time of the Merger shall be the directors of the Merged Bank until their successors have been chosen and qualified in accordance with the Charter and the Bylaws of the Merged Bank; provided, however, that at the Effective Time of the Merger Messrs. Irving R. Beimler and Jeffery W. Warlick shall resign from the BOS Board of Directors and Messrs. Richard D. Foss and Dennis L. Kern shall be appointed for three-year terms to the Board of Directors of BOS. The officers of BOS at the Effective Time of the Merger shall be the officers of the Merged Bank until they resign or are replaced or terminated by the Board of Directors of the Merged Bank or otherwise in accordance with the Merged Bank's Charter or Bylaws.

         1.12 ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS OF VIBC. At the Closing, VIBC's Articles of Incorporation and Bylaws as in effect immediately prior to the Closing shall remain the Articles of Incorporation and Bylaws of VIBC. At the Effective Time of the Merger, Mr. Ed L. Hickman, or if he shall be unable to serve, another individual designated by VIBC, in its sole and absolute discretion, shall be appointed for a one-year term to the Board of Directors of VIBC.

         1.13 DIRECTOR'S AGREEMENT. Concurrently with the execution of this Agreement BOS and VIBC shall cause each of their directors to enter into an agreement in the form of Exhibit "B-1" or Exhibit "B-2" hereto, respectively, pursuant to which each director shall agree to vote or cause to be voted all shares of his or her BOS Stock or VIBC Stock with respect to which such director has voting power on the date hereof or hereafter acquired to approve the Transactions contemplated hereby and all requisite matters related thereto.

         1.14 AFFILIATE'S LETTER. Concurrently with the execution of this Agreement BOS shall use its best efforts to cause each of its "affiliates" for purposes of Rule 145 under the Securities Act of 1933, as amended, to sign an Affiliates' Letter substantially in the form of Exhibit "C" hereto. At the Closing, BOS shall use its best efforts to cause any affiliates who had not previously signed an Affiliates' Letter to do so. Each share of VIBC Stock issued in respect of BOS Stock pursuant to the Merger to such affiliates shall bear the restrictive legend specified in Exhibit "C".

         1.15 SHAREHOLDER'S AGREEMENT. Concurrently with the execution of this Agreement BOS shall cause Financial Institutions Partners, Ltd. and Mr. Eric D. Hovde to enter into a Shareholder's Agreement substantially in the form of Exhibit "D" hereto.

         1.16 COOPERATION; BEST EFFORTS. Each of the parties, consistent with the fiduciary duties of the directors of each party, will use its best efforts to consummate the Transactions contemplated by this Agreement and cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or to comply with any law and providing any information required in connection therewith.

                                   ARTICLE II

                                   THE CLOSING

         2.1 CLOSING DATE. The consummation of the Transactions contemplated by this Agreement (the "Closing"), unless another date or place is agreed in writing by the parties hereto, shall take place at the main office of BOS, 5151 Stockdale Highway, Bakersfield, California 93309, on a date designated in a written notice to BOS by VIBC within 15 days after the last of the following shall have occurred: (i) the receipt of all approvals and consents specified in Article X hereof; (ii) the expiration of the applicable waiting period under the Bank Merger Act and the Bank Holding Company Act; and
(iii) all conditions specified in Articles VIII, IX and X hereof shall have been satisfied (the "Closing Date"); provided, however, that if the parties cannot agree on the Closing Date, the Closing Date shall be the last business day in such fifteen day period.

         2.2 EXECUTION OF MERGER AGREEMENT. Prior to the Closing Date, and as soon as practicable after the approval of the OTS to organize BOS Interim Bank, and the approval of this Agreement and the Transactions contemplated hereby by the shareholder of BOS Interim Bank and the shareholders of BOS and VIBC and the satisfaction of the conditions precedent to the consummation of the Merger, the Merger Agreement in the form attached as Exhibit "A" (as amended, if necessary, to conform to the requirements of law or a governmental authority or agency having authority over the Merger which requirements are not materially in contravention of any of the substantive terms hereof) shall be executed by BOS and BOS Interim Bank. The Merger shall become effective in accordance with the approval granted by the OTS (the "Effective Time of the Merger").

         2.3 DOCUMENTS TO BE DELIVERED. The parties shall deliver, or cause to be delivered, the documents called for by the Closing Schedule attached hereto as Schedule 2.3, along with such other documents or certificates as may be necessary, in the reasonable opinion of counsel for each of the parties, to effectuate the Transactions called for hereunder. In the event that counsel for any of the parties believes that documents necessary for the Closing have not been set forth on the Closing Schedule, counsel shall advise the other party in writing, no less than five business days prior to the Closing Date, setting forth a brief description of the additional documents desired and such documents shall also be provided at the Closing. If, at any time after the Effective Time of the Merger, the Merged Bank or VIBC or their successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the Transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such Transactions, whether at the Closing of thereafter.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BOS

         BOS hereby represents and warrants to VIBC as follows:

         3.1 ORGANIZATION, STANDING AND POWER. BOS is a federal stock savings bank, duly organized, validly existing and in good standing under the laws of the United States, and is authorized by the OTS to conduct business as a federal savings bank. BOS is a member of the Federal Home Loan Bank of San Francisco and is an "insured depository institution" as defined in the Federal Deposit Insurance Act; and BOS has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of BOS nor the location of any of its properties requires that it be licensed or qualified to do business in any jurisdiction other than the State of California. Attached hereto as Schedule 3.1 are true and correct copies of its Charter and Bylaws, as amended to the date hereof.

         3.2 CAPITALIZATION. The authorized capitalization of BOS consists of 10,000,000 shares of common stock, $4.00 par value, of which 1,212,265 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, the BOS Stock is held of record or beneficially by approximately 205 shareholders and the BOS Stock was not registered under the Securities Exchange Act of 1934, as amended. All of the outstanding shares of the BOS Stock are validly issued, fully paid and nonassessable. Except as contemplated herein and except for fully vested stock options covering 33,000 shares of the BOS Stock under the BOS 1985 and 1995 Stock Option Plans, there are presently, and on the Closing Date there will be, no outstanding options, warrants or other rights in or with respect to the unissued shares of the BOS Stock or any securities convertible into such BOS Stock, and BOS is not obligated to issue any additional shares of its BOS Stock or any other security convertible into its BOS Stock.

         3.3 SUBSIDIARIES. Except as set forth on Schedule 3.3, BOS does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default or for shares held by BOS as the result of any foreclosure by BOS on any loan, which shares do not exceed 4.9% of the outstanding common stock of any such company), any outstanding stock or other voting interests in any corporation, partnership, joint venture or other entity. Each subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 3.3.

         3.4 AUTHORITY. The execution and delivery by BOS of this Agreement and the Merger Agreement and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of BOS. The Agreement is, and the Merger Agreement will be, binding and enforceable obligations of BOS, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or federal savings banks, or by general equitable principles, or by 12 U.S.C. Section 1818(b)(6)(D). Neither the execution and delivery by BOS of this Agreement or the Merger Agreement, nor the consummation of the Transactions contemplated herein or therein, nor compliance by BOS with any of the provisions hereof or thereof will: (a) conflict with, or result in a breach of, any provision of its Charter or Bylaws; or (b) except as set forth in Schedule 3.4, constitute a breach of, or result in default, or give rise to any rights of termination, cancellation or acceleration, or give rise to any right by any other person or entity to acquire any security interest in any assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which BOS or any of its properties or assets are subject. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of BOS, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by BOS of this Agreement or the Merger Agreement or the consummation by BOS of the Transactions contemplated hereby or thereby, except: (a) approval of this Agreement and the Merger Agreement by the shareholders of BOS and BOS Interim Bank; (b) such approvals of this Agreement, the Merger Agreement, and the Transactions contemplated herein as may be required by the OTS pursuant to the applicable requirements of the Home Owners' Loan Act and the Bank Merger Act and/or by the Board of Governors of the Federal Reserve System as may be required under the Bank Holding Company Act of 1956, as amended; and (c) as set forth on Schedule 3.4.

         3.5 BRANCHES. Except for its main office located at 5151 Stockdale Highway, Bakersfield, California 93309, and its branch offices located at 3990 Gosford Road, Bakersfield, California 93309, and 2700 Mount Vernon Avenue, Bakersfield, California 93306, a loan production office located at 7433 North First Street, Suite 103, Fresno, California 93720, and a loan servicing office located at 5555 California Street, Bakersfield, California 93309, BOS does not operate or conduct business out of any other location and has not applied for or received permission to open any other branch or to operate out of any other location.

         3.6 FINANCIAL STATEMENTS. Except as disclosed in the notes relating thereto, or otherwise on Schedule 3.6, the audited financial statements of BOS as of and for the periods ended December 31, 1996 and 1997, as well as the unaudited financial statements of BOS as of and for the periods ended June 30, 1997 and 1998, attached hereto as Schedule 3.6 (all of these statements are collectively referred to herein as the "BOS Financial Statements"): (i) fairly and accurately present the financial condition of BOS as of the dates thereof and the results of operations and its cash flows for the periods therein set forth; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and (iii) are based on the books and records of BOS. Except to the extent that VIBC and BOS have agreed that, following regulatory approval being obtained and the satisfaction of all other conditions to the Closing and immediately prior to the Effective Time of the Merger, BOS shall increase its reserves for possible loan losses by $300,000 over its reserve for possible loan losses as reported in the BOS Financial Statements as of June 30, 1998 and maintain its reserves for possible loan losses at a level at least as adequate as so adjusted, BOS's reserves for possible loan losses as disclosed in the BOS Financial Statements were adequate as of such dates to absorb reasonably anticipated losses in the loan portfolio of BOS in view of the size and character of such portfolio, then current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of BOS which would cause management to restate as of any of such dates in any material way the level of such reserves for possible loan losses. Except to the extent that VIBC and BOS have agreed that BOS will hereafter fully accrue for all benefits due its executive officers pursuant to their Salary Continuation Agreements and for all benefits due its directors pursuant to their Deferred Compensation Plans as a result of the "change in control" provisions thereof, the BOS Financial Statements have properly accrued for all known and reasonably anticipated liabilities and contingencies. With respect to other real estate owned by BOS, the value attributed thereto for purposes of preparing the BOS Financial Statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with generally accepted accounting principles. With regard to investments owned by BOS, the value attributed thereto for purposes of preparing the BOS Financial Statements is in accordance with generally accepted accounting principles.

         3.7 UNDISCLOSED LIABILITIES. BOS does not have any liabilities or obligations, either accrued or contingent, which are material to BOS taken as a whole and which have not been: (a) reflected or disclosed in the BOS Financial Statements; or (b) disclosed in Schedule 3.7. BOS does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is reasonably likely to result in or cause any material adverse change in the business or financial condition of BOS when taken as a whole, which is not fairly reflected in the BOS Financial Statements or otherwise disclosed in Schedule 3.7 hereto.

         3.8 TITLE TO ASSETS. BOS has good, valid and marketable title to all material properties and assets, other than real property and securities pledged to secure public deposits or retail repurchase agreements, owned or stated to be owned by BOS and reflected on the BOS Financial Statements, or acquired after December 31, 1997 (except properties sold or otherwise transferred in the ordinary course of business since December 31, 1997), free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature (except for liens for current taxes not yet due and payable and except as disclosed in the BOS Financial Statements or in Schedule 3.8 hereto).

         3.9 REAL ESTATE. Schedule 3.9 hereto contains a list of all real property, including leaseholds and "other real estate owned," owned by BOS and copies of all leases to which BOS is a party. Schedule 3.9 contains, among other things, an accurate summary of all material commitments which BOS has to improve real estate owned or leased by it. BOS has good and marketable title to all the real property, and valid leasehold interests in the leaseholds, described in
Schedule 3.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims and encumbrances, except for: (a) rights of lessors, co-lessees or sublessees in such matters which are reflected in the leases; (b) current taxes not yet due and payable; (c) as described in any title policies (included in Schedule 3.9);
(d) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; or (e) except as described in Schedule 3.9 hereto. Copies of title policies for properties described in Schedule 3.9 as owned by BOS have been delivered or made available to VIBC. The activities of BOS with respect to its real property owned and their leaseholds for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental department or agency relative to environmental matters affecting such property, except as otherwise disclosed in Schedule 3.9. BOS enjoys quiet and peaceful possession of all such property. All tangible properties of BOS that are material to the business, financial condition, results of operations or prospects of BOS are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of BOS as presently conducted. Except as set forth in Schedule 3.9: (i) the execution of this Agreement, the performance of the obligations of BOS hereunder and the consummation of the Transactions contemplated herein do not conflict with and will not result in a breach or default under any lease, agreement or contract described in Schedule 3.9, or give any other party thereto a right to terminate or modify any term thereof; (ii) each lease and agreement under which BOS is a lessee or holds or operates any property (real, personal or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of BOS; (iii) BOS and each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or threatened proceeding, or proceeding which BOS has reason to believe may be threatened, that would interfere with the quiet enjoyment of such leasehold or such material property by BOS; (iv) no underground storage tanks or surface impoundments are on or in the real property; and (v) no asbestos is contained or located on any of the real property. None of such leases or agreements contain any unusual provision which now or in the future may cause a material adverse change in the business condition of BOS.

         3.10     ENVIRONMENTAL LIABILITIES.

                  (a) COMPLIANCE. Except as set forth on Exhibit 3.10, BOS is conducting and, to the best of its knowledge, has conducted its business, and is using and, to the best of its knowledge, has used its properties, whether currently owned, operated or leased, or owned, operated or leased by BOS at any time in the past, and all properties in which BOS has a security interest have been used and are being used, in compliance with all applicable Environmental Laws (as that term is defined below).

                  For purposes of this Agreement, "Environmental Law" shall mean any federal, state, county, or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted prior to the Closing relating to: (i) pollution or protection of the environment, including natural resources; (ii) exposure of persons, including employees, to Hazardous Substances (as that term is defined below) or other products, materials or chemicals; (iii) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemicals or other substances from industrial or commercial activities; or (iv) regulation of the manufacture, use or introduction into commerce of substances from industrial or commercial activities; or (iv) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition, the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C.
         Section 2601 et seq.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 et seq.;
         (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C.
         Section 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (10) all comparable state and local laws, laws of other applicable jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Section 25300 et seq.

                  (b) NO INVESTIGATIONS. BOS has not received notice that any property currently owned, operated or leased by BOS or which has been in the past owned, operated or leased by BOS, or in which BOS has a security interest, is subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of the property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about the property, except for such investigations, actions, proceedings, notifications, or infractions which, in the aggregate, have not had and are not reasonably likely to have a material adverse effect on BOS.

                  (c) HAZARDOUS SUBSTANCES. Except as set forth on Schedule 3.10, there are no Hazardous Substances (as that term is defined below) presently located on, under or about any property which is currently owned, operated, under the control of, or leased by BOS, or in which BOS has a security interest, nor was there any Hazardous Substances located on, under or about any property prior to or during the period any such property has been owned, operated, under the control of, or leased by BOS. There has not been any generation, use, handling, transportation, treatment or disposal of any Hazardous Substances in connection with the conduct of the business of BOS that has or might result in any material liability under any Environmental Law.

                  For purposes of this Agreement, the term "Hazardous Substances" shall mean: (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (ii) oil or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to individuals or entities on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

         3.11 LOANS AND INVESTMENTS. Except as disclosed in Schedule 3.11 hereto: (a) all the loans and investments of BOS are legal, valid and permitted under federal and state laws and regulations applicable at the time of their origination or assumption; and (b) BOS is not subject to any liability or claim for violation of any state or federal law or regulation concerning extensions of credit, including, without limitation, those relating to discriminatory lending practices and truth-in-lending. Except for investments that have matured or been sold, Schedule 3.11 sets forth all of the investments reflected in the balance sheets of BOS dated December 31, 1997 and June 30, 1998. Except as set forth in
Schedule 3.11, none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of BOS to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended, or state securities laws. Except as set forth in Schedule 3.11, as of December 31, 1997, BOS had no holdings of positions in forwards, futures, options, swaps, interest rate caps, collars and floors, or any other similar instruments ("Derivative Instruments"). Except as set forth in Schedule 3.11, since January 1, 1996 BOS has not engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. Schedule 3.11 sets forth for each Derivative Instrument held by BOS since January 1, 1996, the present book value and market value, if applicable, the open exposure of BOS, if any, and whether any counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement.

         3.12 EXTENSIONS OF CREDIT. Schedule 3.12 sets forth a description of:
(a) by type and classification, if any, all loans, leases or other extensions of credit by BOS on nonaccrual; (b) by type and classification, if any, all loans, leases, or other extensions of credit or other real estate owned that have been classified by the OTS or FDIC examiners, external or internal auditors, directors, or management as "Watch List," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all loans, leases or other extensions of credit of BOS as to which any payment of principal, interest or other amount is 90 days or more past due.

         3.13 DEPOSITS. Schedule 3.13 sets forth a list of deposit accounts outstanding at BOS with an outstanding balance as of June 30, 1998, in excess of $100,000.00.

         3.14 LITIGATION AND GOVERNMENTAL PROCEEDINGS. Except as otherwise expressly disclosed in Schedule 3.14, BOS is not engaged in, or threatened with, any legal action or other proceeding before any court or administrative agency which might be material to its business or in which the amount claimed against it is $25,000 or more; except as set forth in Schedule 3.14, BOS is not in default of any of its duties or obligations under, or with respect to, any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or other instrumentality having jurisdiction over BOS or its business; except as disclosed in Schedule 3.14, BOS has not been served with notice of and is not, to the best of its knowledge, under investigation with respect to, any possible violation of any provision of federal, state or local laws, rules, or regulations; and except as set forth in
Schedule 3.14, BOS is not subject to any order, letter agreement or written direction of any governmental agency with respect to its financial or operating ratios, or with respect to any other standards or tests imposed by state and federal laws and regulations, including, without limitation, those relating to net worth, liquidity and the maintenance of reserves, nor has any such order, letter agreement or written direction been proposed to BOS. Schedule 3.14 contains a list identifying any claims pending on behalf of BOS against the Small Business Administration (the "SBA"), any other governmental agencies, or any third parties for reimbursement for loan defaults, indicating the date of the claim, the name of the borrower, and the amount of the claim.

         3.15 CONTRACTS AND AGREEMENTS. Except as provided by this Agreement and except as set forth in Schedule 3.15, BOS is not a party to any contract, agreement, commitment or offer which may become a binding obligation if accepted by another person or entity, whether written or oral (collectively referred to herein as an "Understanding") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

                  (a) Any loan commitment, agreement, pledge, conditional sale contract, security agreement, lease (excluding leases of real property listed in Schedule 3.9), guarantee, subordination agreement or other similar or related type of Understanding (but not including any deposit agreements as to which BOS is the debtor), involving the expenditure of $25,000 or more as to which BOS is a debtor, pledgor, lessee or obligor;

                  (b) Any Understanding for the employment of any officer or employee which is not terminable by BOS without liability, except as may be provided by law, on not more than 30 days' notice;

                  (c) Any Understanding with any labor organization;

                  (d) Any Understanding which obligates BOS for a period in excess of one year to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment;

                  (e) Any Understanding for the sale of any of its assets in excess of $25,000 in amount, or for the grant of any preferential right to purchase any of its assets, properties or rights in excess of $25,000 in amount, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights in excess of $25,000 in amount, other than in the ordinary course of business;

                  (f) Any Understanding for the borrowing of any money by BOS or for a line of credit to BOS, except borrowings from the Federal Home Loan Bank of San Francisco in the ordinary course of business;

                  (g) Any Understanding for any one capital expenditure or series of related capital expenditures in excess of $25,000;

                  (h) Any Understanding to make, renew or extend the term of a loan to any affiliate (as that term is defined for purposes of Rule 144 under the Securities Act of 1933) or group of persons related to any affiliate, which, including any undisbursed or unfunded amount, when aggregated with all outstanding indebtedness of such affiliate or group of related persons to BOS, would exceed $25,000;

                  (i) Any Understanding of any kind (other than contracts relating to demand, savings or time deposits) with any director or officer of BOS or with any affiliate or member of the immediate family (defined to include a person's spouse, parents, in laws, descendants or siblings) of any such director, officer or affiliate;

                  (j) Any Understanding for the sale of loans with recourse; or

                  (k) Any Understanding not otherwise disclosed pursuant to this
         Section 3.15 which is material to the financial condition, results of operations, assets or business of BOS taken as a whole.

         True and correct copies of all contracts, including amendments thereto, setting forth the foregoing Understandings, are attached as a part of Schedule 3.15.

         3.16 PERFORMANCE OF OBLIGATIONS. BOS has performed in all respects all of the material obligations required to be performed by it to date and BOS is not in default in any material respect under any agreement, contract or lease to which it is a party or subject or is otherwise bound and which are material to the financial condition of BOS taken as a whole; and no party with whom BOS has an agreement which is of material importance to the business of BOS is in material default thereunder, except as has been disclosed in Schedule 3.16. With respect to loan delinquencies, Schedule 3.12 contains the monthly loan delinquency report dated on or about June 30, 1998, in the form customarily prepared for and delivered to the Board of Directors of BOS.

         3.17 INSURANCE. Except as set forth in Schedule 3.17, BOS has in full force and effect policies of insurance, including, without limitation, a banker's blanket bond, with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms as are appropriate for its business, operations, properties and assets and as are usual and customary in the banking industry. Set forth in Schedule 3.17 hereto is a schedule of all policies of insurance (other than title insurance) carried and owned by BOS; showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to or made available to VIBC a copy of each such policy of insurance. BOS has continually for the past five years maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in Schedule 3.17. No claims have been made under such bond. BOS is not aware of any facts which would form the basis of a claim under any such bond; nor does BOS have any reason to believe that any insurance coverage will not be renewed by the existing carrier on substantially the same terms as existing coverage.

         3.18 TAXES. Except as set forth in Schedule 3.18 hereto, BOS has timely filed all federal, state and local tax returns required to be filed by it or on its behalf. Except as set forth in Schedule 3.18, all taxes shown by such returns to be due and payable have been paid or are reflected as a liability on the BOS Financial Statements. None of the federal, state and local tax returns of BOS have been audited by the Internal Revenue Service or other governmental authorities having jurisdiction over the examination of such returns except for the years or periods indicated in Schedule 3.18. All material deficiencies (including interest and penalties, if any, thereon), if any, imposed as a result of such examinations have been either paid, or have been accrued as a liability on the BOS Financial Statements, or are being contested in good faith and are disclosed in Schedule 3.18. No material tax deficiency has been or to the knowledge of BOS is proposed to be assessed against BOS by any federal, state or local authority or agency. BOS has not agreed to any extension of time for the assessment of any taxes of whatsoever kind or nature payable by it, nor has BOS waived or been requested to waive any applicable statute of limitations with relation to the payment of any federal, state or local taxes. The accruals for taxes reflected on the BOS Financial Statements are adequate for all unpaid federal, state or local taxes (including interest and penalties, if any, thereon) due, or which became due for any period commencing prior to December 31, 1997.

         3.19 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 3.19 or as permitted by this Agreement, since December 31, 1997, the business of BOS has been conducted diligently and only in the ordinary course, in the same manner as heretofore conducted and there has not been:

                  (a) Any change (other than changes affecting financial institutions generally, including changes in interest rates, laws or regulations) in the financial condition of BOS taken as a whole which has been materially adverse;

                  (b) Any declaration, setting aside, or the payment of any dividend or other distribution with respect to BOS Stock or the issuance of any additional shares of, or options to purchase, BOS Stock or any other security of BOS;

                  (c) Any damage, destruction or loss (whether or not covered by insurance) which individually or taken as a whole materially adversely affects the property, business or prospects of BOS;

                  (d) Any change in accounting methods or practices of BOS;

                  (e) Any revaluation by BOS of any of BOS's assets except as may be applicable to available-for-sale securities;

                  (f) Any increase in the salary schedule or compensation rate, or the declaration, payment or commitment or obligation of any kind for the payment by BOS of a bonus or other additional salary or compensation, other than in accordance with past practice;

                  (g) Any sale, assignment or transfer of any material assets of BOS except in the ordinary course of business;

                  (h) Any waiver or release of any material right or claim of BOS, except in the ordinary course of business; or

                  (i) Any agreement to take any action specified in Sections 3.19(a) through (h) hereof.

         3.20 BROKERS' AND FINDERS' FEES. Except for Hovde Financial, Inc., or as specified in Schedule 3.20, neither BOS nor any of its officers or employees have paid or agreed to pay, or have done any act which would give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or the Transactions contemplated herein, or which has resulted in, or may give rise to, any obligation on the part of BOS or VIBC therefor. Schedule 3.20 contains a true and correct copy of the fee agreement with Hovde Financial, Inc. BOS agrees to indemnify and hold VIBC harmless from and against any and all claims, liabilities, or obligations with respect to any other brokers' or finders' fees, commissions, or expenses asserted by any other person on the basis of any act or statement alleged to have been made by BOS or its affiliates.

         3.21 EMPLOYEES. There are no material controversies pending or threatened between BOS and any of its employees. Except as disclosed in the BOS Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on the books of BOS.

         3.22 REGULATORY REPORTS. Except as otherwise set forth in Schedule 3.22, since January 1, 1995, BOS has filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto (such reports, filings and amendments referred to hereinafter as "BOS Filings"), that were required to be filed with (a) the OTS, (b) the FDIC, and
(c) any other applicable regulatory agency, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of BOS. Except as otherwise set forth in Schedule 3.22, no administrative actions have been taken or orders issued in connection with such BOS Filings and as of their respective dates, each of such BOS Filings: (i) complied in all material respects with all rules and regulations promulgated by the regulatory agency with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such BOS Filings that was intended to present the financial position of BOS fairly presented the financial position of BOS and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. BOS has furnished VIBC with true and correct copies of all BOS Filings filed by BOS since January 1, 1996.

         3.23     BOS EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AND LABOR CONTRACTS.

                  (a) Schedule 3.23 sets forth and describes all director and/or employee benefit plans and any collective bargaining agreements, labor contracts and employment agreements in which BOS participates, or by which it is bound, including, without limitation: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, ESOP, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any written employment agreement and any other employment agreement whether written or oral; (iii) any other "employee benefit plan" [within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1975 ("ERISA")] (collectively, the "BOS Employment Agreements"); or (iv) any salary continuation or change in control agreements. Except as set forth in Schedule 3.23: (i) there are no negotiations, demands or proposals that are pending or, to the best knowledge of BOS, threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Internal Revenue Code (the "Code") that are required by the Tax Reform Act of 1986 and later legislation; (ii) BOS is in material compliance with the requirements prescribed by any and all rules and regulations currently in effect including but not limited to ERISA and the Code applicable to all such employee benefit plans; (iii) BOS is in compliance in all material respects with all other rules and regulations applicable to employee benefit plans and employment agreements; (iv) BOS has performed all of its obligations under all such employee benefit plans and employment agreements; and (v) there are no actions, suits or claims pending or, to the best knowledge of BOS, threatened against any such employee benefit plans, or the assets of such plans, or with respect to any BOS Employment Agreements, and no facts exist which are reasonably likely to give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans or BOS on account of any such employment agreements, whether written or oral.

                  (b) The "employee pension benefit plans" (within the meaning of Section 312 of ERISA) described on Schedule 3.23 have been duly authorized by the Board of Directors of BOS. Except as set forth in
         Schedule 3.23, each such plan and associated trust is qualified in form and operation under Section 401(a) and exempt from tax under Section 501(a) of the Code, respectively, and no event has occurred that will or is reasonably likely to give rise to disqualification of any such plan or loss of the exemption from tax of any such trust under said sections. No event has occurred that will or is reasonably likely to subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. No employee of BOS has engaged in any transactions which could subject BOS to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan; nor has BOS failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 as amended and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

                  (c) BOS does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

                  (d) BOS does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject BOS to any liability with respect to any such plan.

                  (e) All group health plans of BOS (including any plans of affiliates of BOS that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

                  (f) There have been no acts or omissions by BOS that have given rise to or, to the best knowledge of BOS, may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code.

                  (g) Except as described in Section 3.23(j), BOS does not maintain any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by BOS or pursuant to which any other benefit will accrue or vest in any director, officer or employee of BOS, in either case as a result of the consummation of the transactions contemplated by the Agreement.

                  (h) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

                  (i) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made.

                  (j) Schedule 3.23 sets forth the name of each director, officer or employee of BOS entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan. BOS has furnished VIBC with true and correct copies of all documents with respect to the plans and agreements referred to in Schedule 3.23 delivered as of the date of this Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of BOS referred to in
         Schedule 3.23 delivered as of the date of this Agreement, if any, or except as noted therein, BOS has furnished VIBC with true and correct copies of: (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles applied on a consistent basis.

         3.24 STOCK OPTION PLANS. Schedule 3.24 sets forth a true and correct copy of BOS's 1985 and 1995 Stock Option Plans and a schedule showing the names, dates of grant, vesting schedules, termination dates, and option prices for each option outstanding as of the date of this Agreement. The 1985 and 1995 Stock Option Plans have been duly approved by the Board of Directors and shareholders of BOS and by the OTS, each stock option has been approved by the Board of Directors of BOS, and, upon exercise of the options in accordance with their terms, the shares of BOS Stock issued have been and will be validly issued, fully paid and nonassessable.

         3.25 ABSENCE OF CERTAIN PRACTICES. Except as may be disclosed to VIBC on Schedule 3.25, neither BOS, nor any officer, director, employee or agent of BOS has, directly or indirectly, within the past four years, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person in order to obtain business for or further the business of BOS.

         3.26 NO VIOLATION OF LAW. BOS is in substantial compliance with all material laws relating to its business or employment practices or the ownership of its properties, and is in substantial compliance with each material law, ordinance, order, decree or regulation of any governmental entity applicable to the conduct thereof or the ownership of the properties related thereto, except in each case for violations which either individually or in the aggregate do not and will not have a material adverse effect on the business, financial condition or results of operations of BOS taken as a whole.

         3.27 CERTAIN INTERESTS. Except as disclosed on Schedule 3.27, except in arm's-length transactions pursuant to normal commercial terms and conditions:
(a) no officer or director of BOS has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of BOS except for the normal rights of a shareholder of BOS; (b) no such person is indebted to BOS except for normal business expense advances or lending transactions in the ordinary course of business on the same terms, including interest rates and collateral on loans as those prevailing at the same time for comparable transactions with others; and (c) BOS is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. Except as disclosed on Schedule 3.23, the consummation of the Transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from BOS to any employee of BOS.

         3.28 MINUTE BOOKS. The minute books of BOS accurately reflect all material actions duly taken by the shareholders, Board of Directors and committees of BOS and contain true and complete copies of BOS's Charter and Bylaws and all amendments thereto.

         3.29 ACCOUNTING RECORDS; DATA PROCESSING. BOS has records that, in all material respects, fairly reflect its transactions, and accounting controls sufficient to ensure that such transactions are in all material respects: (a) executed in accordance with management's general or specific authorization; and
(b) recorded in conformity with generally accepted accounting principles.
Schedule 3.29 contains a true and correct copy of the OTS's most recent audit of BOS's data processing system. Except as set forth in Schedule 3.29, the procedures and equipment, including, without limitation, the data processing equipment, data transmission equipment, and related peripheral equipment and software, used by BOS in the operation of its business (including any disaster recovery facility) to generate and retrieve such records are adequate in relation to the size and complexity of the business of BOS.

         3.30 OPERATING LOSSES. Schedule 3.30 sets forth any individual Operating Loss (as defined below) in excess of $500.00 that has occurred at BOS during the period after December 31, 1997. Except as set forth on Schedule 3.30, since December 31, 1997, no event has occurred, and no action has been taken or omitted to be taken by any employee of BOS that has resulted in the occurrence by BOS of an Operating Loss or that might reasonably be expected to result in the occurrence by BOS of an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $10,000 by itself or $50,000 when aggregated with all other Operating Losses during such period. For purposes of this Agreement, "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, employee dishonesty, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

         3.31 CRA STANDING. BOS's compliance under the Community Reinvestment Act (the "CRA") should not constitute grounds for either the denial by any regulatory agency of any application to consummate the Transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application. BOS has not been advised of any concerns regarding compliance with the CRA by any regulatory agency or any other person.

         3.32 YEAR 2000 MATTERS. BOS has completed a review of its computer systems to identify systems that could be affected by the "Year 2000." The management of BOS has developed and commenced implementation of a plan to respond to this issue. Between the date of this Agreement and the Effective Time of the Merger, BOS shall use commercially practicable efforts to implement and/or continue to undertake such a plan. BOS has not been advised by any regulatory authority to undertake any additional actions nor is BOS subject to any regulatory order, memorandum or directive (other than directives of general applicability to financial institutions) with respect thereto.

Year 2000 issues have not had, and are not reasonably expected to have, a material adverse effect on BOS.

         3.33 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by BOS hereby and in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading. BOS hereby covenants that it shall, as of the Effective Time of the Merger, amend and/or supplement the schedules prepared and delivered pursuant to this Article III to ensure that the information set forth in such schedules accurately reflects the then-current status of BOS.

         3.34 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of BOS set forth in this Agreement shall be deemed to be made on and as of the date hereof and, as subsequently amended and/or supplemented as provided in Section 3.33, as of the Effective Time of the Merger.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF VIBC

         VIBC hereby represents and warrants to BOS as follows:

         4.1 ORGANIZATION, STANDING AND POWER. VIBC is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and VIBC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of VIBC nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California. Attached hereto as Schedule 4.1 are true and correct copies of its Articles of Incorporation and Bylaws, as amended to the date hereof.

         4.2 CAPITALIZATION. The authorized capitalization of VIBC consists of 10,000,000 shares of Preferred Stock of which none are issued and outstanding and 25,000,000 shares of Common Stock, no par value, of which 7,803,121 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, VIBC Stock was held of record or beneficially by approximately 2,061 shareholders of record and the VIBC Stock was registered under the Securities Exchange Act of 1934, as amended. All of the outstanding shares of the VIBC Stock are, and when issued in exchange for the BOS Stock will be, validly issued, fully paid and nonassessable.

         4.3 SUBSIDIARIES. Except for VIB, VIBC does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default or for shares held by VIB as the result of any foreclosure by VIB on any loan, which shares do not exceed 4.9% of the outstanding common stock of any such company), any outstanding stock or other voting interests in any corporation, partnership, joint venture or other entity. VIB is a California state banking corporation, duly organized, validly existing and in good standing under the laws of the State of California; is an "insured bank" as defined in the Federal Deposit Insurance Act; and VIB has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as presently conducted. Neither the scope of the business of VIB nor the location of any of its properties requires that it be licensed or qualified to do business in any jurisdiction other than the States of California, Arizona and Nevada. The shares of VIB's common stock held by VIBC are free and clear of all security interests, encumbrances, restrictions, claims or other defects in title.

         4.4 AUTHORITY. The execution and delivery by VIBC of this Agreement and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of VIBC. The Agreement is, and the Merger Agreement will be, binding and enforceable obligations of VIBC and BOS Interim Bank, respectively, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or California corporations, or federal savings banks, or by general equitable principles, or by 12 U.S.C.
Section 1818(b)(6)(D). Neither the execution and delivery by VIBC of this Agreement, nor the consummation of the Transactions contemplated herein, nor compliance by VIBC with any of the provisions hereof will: (a) conflict with, or result in a breach of, any provision of its Articles of Incorporation or Bylaws; or (b) except as set forth in Schedule 4.4, constitute a breach of, or result in default, or give rise to any rights of termination, cancellation or acceleration, or give rise to any right by any other person or entity to acquire any security interest in any assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which VIBC or any of its properties or assets are subject. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of VIBC, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by VIBC of this Agreement or by BOS Interim Bank of the Merger Agreement or the consummation by VIBC of the Transactions contemplated hereby or thereby, except:
(a) approval of this Agreement and the Merger Agreement by the shareholder of BOS Interim Bank; (b) such approvals of this Agreement, the Merger Agreement, and the Transactions contemplated herein and therein as may be required by the OTS pursuant to the applicable requirements of the Home Owners Loan Act, as amended, and the Bank Merger Act, as amended, and/or by the Board of Governors of the Federal Reserve System as may be required under the Bank Holding Company Act of 1956, as amended; and (c) as set forth on Schedule 4.4.

         4.5 FINANCIAL STATEMENTS. Except as disclosed in the notes relating thereto, or otherwise on Schedule 4.5, the audited consolidated financial statements of VIBC as of and for the periods ended December 31, 1996 and 1997, as well as the unaudited consolidated financial statements of VIBC as of and for the periods ended June 30, 1997 and 1998, attached hereto as Schedule 4.5 (all of these statements are collectively referred to herein as the "VIBC Financial Statements"): (i) fairly and accurately present the financial condition of VIBC as of the dates thereof and the results of operations and its cash flows for the periods therein set forth; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and (iii) are based on the books and records of VIBC. VIBC's reserves for possible loan losses as disclosed in the VIBC Financial Statements were adequate as of such dates to absorb reasonably anticipated losses in the loan portfolio of VIBC in view of the size and character of such portfolio, then current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of VIBC which would cause management to restate as of any of such dates in any material way the level of such reserves for possible loan losses. With respect to other real estate owned by VIBC, the value attributed thereto for purposes of preparing the VIBC Financial Statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with generally accepted accounting principles. With regard to investments owned by VIBC, the value attributed thereto for purposes of preparing the VIBC Financial Statements is in accordance with generally accepted accounting principles.

         4.6 UNDISCLOSED LIABILITIES. VIBC and VIB do not have any liabilities or obligations, either accrued or contingent, which are material to VIBC taken as a whole and which have not been: (a) reflected or disclosed in the VIBC Financial Statements; or (b) disclosed in Schedule 4.6. VIBC does not know of any basis for the assertion against it or VIB of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is reasonably likely to result in or cause any material adverse change in the business or financial condition of VIBC when taken as a whole, which is not fairly reflected in the VIBC Financial Statements or otherwise disclosed in
Schedule 4.6 hereto.

         4.7 TITLE TO ASSETS. VIBC and VIB have good, valid and marketable title to all material properties and assets, other than real property and securities pledged to secure public deposits or retail repurchase agreements, owned or stated to be owned by VIBC or VIB and reflected on the VIBC Financial Statements, or acquired after December 31, 1997 (except properties sold or otherwise transferred in the ordinary course of business since December 31,
1997), free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature (except for liens for current taxes not yet due and payable and except as disclosed in the VIBC Financial Statements or in Schedule
4.7 hereto).

         4.8 REAL ESTATE. Schedule 4.8 hereto contains a list of all real property, including leaseholds and "other real estate owned," owned or leased by VIBC or VIB. Schedule 4.8 contains, among other things, an accurate summary of all material commitments which VIBC or VIB has to improve real estate owned or leased by it. VIBC or VIB has good and marketable title to all the real property, and valid leasehold interests in the leaseholds, described in Schedule 4.8, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims and encumbrances, except for: (a) rights of lessors, co-lessees or sublessees in such matters which are reflected in the leases; (b) current taxes not yet due and payable; (c) as described in any title policies; (d) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; or (e) except as described in Schedule 4.8 hereto. Copies of title policies for properties described in Schedule 4.8 as owned by VIBC or VIB have been made available to BOS. The activities of VIBC and VIB with respect to their real property owned and their leaseholds for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental department or agency relative to environmental matters affecting such property, except as otherwise disclosed in Schedule 4.8. VIBC and/or VIB enjoy quiet and peaceful possession of all such property. All tangible properties of VIBC that are material to the business, financial condition, results of operations or prospects of VIBC are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of VIBC and VIB as presently conducted. Except as set forth in Schedule 4.8: (i) the execution of this Agreement, the performance of the obligations of VIBC hereunder and the consummation of the Transactions contemplated herein do not conflict with and will not result in a breach or default under any lease, agreement or contract described in Schedule 4.8, or give any other party thereto a right to terminate or modify any term thereof; (ii) each lease and agreement under which VIBC or VIB is a lessee or holds or operates any property (real, personal or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of VIBC or VIB; (iii) VIBC or VIB and each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or threatened proceeding, or proceeding which VIBC has reason to believe may be threatened, that would interfere with the quiet enjoyment of such leasehold or such material property by VIBC or VIB; (iv) no underground storage tanks or surface impoundments are on or in the real property; and (v) no asbestos is contained or located on any of the real property. None of such leases or agreements contain any unusual provision which now or in the future may cause a material adverse change in the business condition of VIBC.

         4.9      ENVIRONMENTAL LIABILITIES.

                  (a) COMPLIANCE. Except as set forth on Schedule 4.9, VIBC and VIB are conducting and, to the best of their knowledge, have conducted their business, and are using and, to the best of their knowledge, have used their properties, whether currently owned, operated or leased, or owned, operated or leased by VIBC or VIB at any time in the past, and all properties in which VIBC or VIB has a security interest have been used and are being used, in compliance with all applicable Environmental Laws.

                  (b) NO INVESTIGATIONS. Neither VIBC nor VIB has received notice that any property currently owned, operated or leased by VIBC or VIB or which has been in the past owned, operated or leased by VIBC or VIB, or in which VIBC or VIB has a security interest, is subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of the property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about the property, except for such investigations, actions, proceedings, notifications, or infractions which, in the aggregate, have not had and are not reasonably likely to have a material adverse effect on VIBC.

                  (c) HAZARDOUS SUBSTANCES. Except as set forth on Schedule 4.9, there are no Hazardous Substances presently located on, under or about any property which is currently owned, operated, under the control of, or leased by VIBC or VIB, or in which VIBC or VIB have a security interest, nor was there any Hazardous Substances located on, under or about any property prior to or during the period any such property has been owned, operated, under the control of, or leased by VIBC or VIB. There has not been any generation, use, handling, transportation, treatment or disposal of any Hazardous Substances in connection with the conduct of the business of VIBC or VIB that has or might result in any material liability under any Environmental Law.

         4.10 LOANS AND INVESTMENTS. Except as disclosed in Schedule 4.10 hereto: (a) all the loans and investments of VIB are legal, valid and permitted under federal and state laws and regulations applicable at the time of their origination or assumption; and (b) VIB is not subject to any liability or claim for violation of any state or federal law or regulation concerning extensions of credit, including, without limitation, those relating to discriminatory lending practices and truth-in-lending. Except for investments that have matured or been sold, Schedule 4.10 sets forth all of the investments reflected in the balance sheets of VIB dated December 31, 1997 and June 30, 1998. Except as set forth in Schedule 4.10, none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of VIB to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended, or state securities laws. Except as set forth in Schedule 4.10, as of December 31, 1997, VIB had no holdings of positions in Derivative Instruments. Except as set forth in Schedule 4.10, since January 1, 1996 VIB has not engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. Schedule 4.10 sets forth for each Derivative Instrument held by VIB since January 1, 1996, the present book value and market value, if applicable, the open exposure of VIB, if any, and whether any counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement.

         4.11 DEPOSITS. Schedule 4.11 sets forth a list of deposit accounts outstanding at VIB with an outstanding balance as of July 20, 1998, in excess of $250,000.00.

         4.12 LITIGATION AND GOVERNMENTAL PROCEEDINGS. Except as otherwise expressly disclosed in Schedule 4.12, VIBC and VIB are not engaged in, or threatened with, any legal action or other proceeding before any court or administrative agency which might be material to its or their business or in which the amount claimed against them is $100,000 or more; except as set forth in Schedule 4.12, VIBC and VIB are not in default of any of their duties or obligations under, or with respect to, any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or other instrumentality having jurisdiction over VIBC and VIB or their businesses; except as disclosed in Schedule 4.12, VIBC and VIB have not been served with notice of and are not, to the best of their knowledge, under investigation with respect to, any possible violation of any provision of federal, state or local laws, rules, or regulations; and except as set forth in
Schedule 4.12, VIBC and VIB are not subject to any order, letter agreement or written direction of any governmental agency with respect to its financial or operating ratios, or with respect to any other standards or tests imposed by state and federal laws and regulations, including, without limitation, those relating to net worth, liquidity and the maintenance of reserves, nor has any such order, letter agreement or written direction been proposed to VIBC or VIB.
Schedule 4.12 contains a list identifying any claims pending on behalf of VIB against the SBA, any other governmental agencies, or any third parties for reimbursement for loan defaults, indicating the date of the claim, the name of the borrower, and the amount of the claim.

         4.13 CONTRACTS AND AGREEMENTS. Except as provided by this Agreement and except as forth in Schedule 4.13 VIBC and VIB are not parties to any Understanding which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

                  (a) Any loan commitment, agreement, pledge, conditional sale contract, security agreement, lease (excluding leases of real property listed in Schedule 4.8), guarantee, subordination agreement or other similar or related type of Understanding (but not including any deposit agreements as to which VIB is the debtor), involving the expenditure of $100,000 or more as to which VIBC or VIB is a debtor, pledgor, lessee or obligor;

                  (b) Any Understanding for the employment of any officer or employee which is not terminable by VIBC or VIB without liability on not more than 30 days' notice;

                  (c) Any Understanding with any labor organization;

                  (d) Any Understanding which obligates VIBC or VIB for a period in excess of one year to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment;

                  (e) Any Understanding for the sale of any of VIBC's or VIB's assets in excess of $100,000 in amount, or for the grant of any preferential right to purchase any of their assets, properties or rights in excess of $100,000 in amount, or which requires the consent of any third party to the transfer and assignment of any of their assets, properties or rights in excess of $100,000 in amount, other than in the ordinary course of business;

                  (f) Any Understanding for the borrowing of any money by VIBC or VIB or for a line of credit to VIBC or VIB, except borrowings from the Federal Reserve Bank of San Francisco in the ordinary course of business;

                  (g) Any Understanding for any one capital expenditure or series of related capital expenditures in excess of $100,000;

                  (h) Any Understanding to make, renew or extend the term of a loan to any affiliate (as that term is defined for purposes of Rule 144 under the Securities Act of 1933) or group of persons related to any affiliate, which, including any undisbursed or unfunded amount, when aggregated with all outstanding indebtedness of such affiliate or group of related persons to VIBC, would exceed $100,000;

                  (i) Any Understanding of any kind (other than contracts relating to demand, savings or time deposits) with any director or officer of VIBC or with any affiliate or member of the immediate family (defined to include a person's spouse, parents, in laws, descendants or siblings) of any such director, officer or affiliate;

                  (j) Any Understanding for the sale of loans with recourse; or

                  (k) Any Understanding not otherwise disclosed pursuant to this
         Section 4.13 which is material to the financial condition, results of operations, assets or business of VIBC taken as a whole.

         True and correct copies of all contracts, including amendments thereto, setting forth the foregoing Understandings, are attached as a part of Schedule 4.13.

         4.14 PERFORMANCE OF OBLIGATIONS. VIBC and VIB have performed in all respects all of the material obligations required to be performed by them to date and VIBC or VIB are not in default in any material respect under any agreement, contract or lease to which they are a party or subject or are otherwise bound and which are material to the financial condition of VIBC taken as a whole; no party with whom VIBC or VIB has an agreement which is of material importance to the business of VIBC is in material default thereunder, except as has been disclosed in
Schedule 4.14. With respect to loan delinquencies, Schedule 4.14 contains the monthly loan delinquency report dated on or about June 30, 1998, in the form customarily prepared for and delivered to the Board of Directors of VIB.

         4.15 INSURANCE. Except as set forth in Schedule 4.15, VIBC and VIB have in full force and effect policies of insurance, including, without limitation, a banker's blanket bond, with respect to their assets and business and against such casualties and contingencies and of such amounts, types and forms as are appropriate for their business, operations, properties and assets and as are usual and customary in the banking industry. Set forth in Schedule 4.15 hereto is a schedule of all policies of insurance (other than title insurance) carried and owned by VIBC and VIB; showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to or made available to BOS a copy of each such policy of insurance. VIB has continually for the past five years maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in Schedule 4.15. No claims have been made under such bond. VIBC is not aware of any facts which would form the basis of a claim under any such bond; nor does VIBC have any reason to believe that any insurance coverage will not be renewed by the existing carrier on substantially the same terms as existing coverage.

         4.16 TAXES. Except as set forth in Schedule 4.16 hereto, VIBC and VIB have timely filed all federal, state and local tax returns required to be filed by them or on their behalf. Except as set forth in Schedule 4.16, all taxes shown by such returns to be due and payable have been paid or are reflected as a liability on the VIBC Financial Statements. None of the federal, state and local tax returns of VIBC or VIB have been audited by the Internal Revenue Service or other governmental authorities having jurisdiction over the examination of such returns except for the years or periods indicated in Schedule 4.16. All material deficiencies (including interest and penalties, if any, thereon), if any, imposed as a result of such examinations have been either paid, or have been accrued as a liability on the VIBC Financial Statements, or are being contested in good faith and are disclosed in Schedule 4.16. No material tax deficiency has been or to the knowledge of VIBC is proposed to be assessed against VIBC or VIB by any federal, state or local authority or agency. Neither VIBC nor VIB have agreed to any extension of time for the assessment of any taxes of whatsoever kind or nature payable by it, nor has VIBC or VIB waived or been requested to waive any applicable statute of limitations with relation to the payment of any federal, state or local taxes. The accruals for taxes reflected on the VIBC Financial Statements are adequate for all unpaid federal, state or local taxes (including interest and penalties, if any, thereon) due, or which became due for any period commencing prior to December 31, 1997.

         4.17 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 4.17 or as permitted by this Agreement, since December 31, 1997, the business of VIBC and VIB have been conducted diligently and only in the ordinary course, in the same manner as heretofore conducted and there has not been:

                  (a) Any change (other than changes affecting financial institutions generally, including changes in interest rates, laws or regulations) in the financial condition of VIBC taken as a whole which has been materially adverse;

                  (b) Any declaration, setting aside, or the payment of any dividend or other distribution with respect to the VIBC Stock or the issuance of any additional shares of, or options to purchase, the VIBC Stock or any other security of VIBC;

                  (c) Any damage, destruction or loss (whether or not covered by insurance) which individually or taken as a whole materially adversely affects the property, business or prospects of VIBC;

                  (d) Any change in accounting methods or practices of VIBC;

                  (e) Any revaluation by VIBC of any of VIBC's assets except as may be applicable to available-for-sale securities;

                  (f) Any increase in the salary schedule or compensation rate, or the declaration, payment or commitment or obligation of any kind for the payment by VIBC of a bonus or other additional salary or compensation, other than in accordance with past practice;

                  (g) Any sale, assignment or transfer of any material assets of VIBC except in the ordinary course of business;

                  (h) Any waiver or release of any material right or claim of VIBC, except in the ordinary course of business; or

                  (i) Any agreement to take any action specified in Sections 4.17(a) through (h) hereof.

         4.18 BROKERS' AND FINDERS' FEES. Except as specified in Schedule 4.18, neither VIBC, VIB, nor any of their officers or employees have paid or agreed to pay, or have done any act which would give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or the Transactions, or which has resulted in, or may give rise to, any obligation on the part of VIBC or BOS therefor. VIBC agrees to indemnify and hold BOS harmless from and against any and all claims, liabilities, or obligations with respect to any brokers' or finders' fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by VIBC or its affiliates.

         4.19 EMPLOYEES. To the best of VIBC's knowledge there are no material controversies pending or threatened between VIBC or VIB and any of their employees. Except as disclosed in the VIBC Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on the books of VIBC.

         4.20 REGULATORY REPORTS. Except as otherwise set forth in Schedule 4.20, since January 1, 1995, VIBC and VIB have filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto (such reports, filings and amendments referred to hereinafter as "VIB Filings"), that were required to be filed with (a) the California Department of Financial Institutions, (b) the FDIC, (c) the FRB, (d) the Securities and Exchange Commission (the "SEC"), and (e) any other applicable regulatory agency, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of VIBC. Except as otherwise set forth in Schedule 4.20, no administrative actions have been taken or orders issued in connection with such VIB Filings and as of their respective dates, each of such VIB
Filings: (i) complied in all material respects with all rules and regulations promulgated by the regulatory agency with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such VIB Filings that was intended to present the financial position of VIB or VIBC fairly presented the financial position of VIB or VIBC and was prepared in accordance with generally accepted accounting principles or banking regulations and/or securities rules and regulations, as applicable, consistently applied, except as stated therein, during the periods involved. VIBC has furnished BOS with true and correct copies of all VIB Filings filed by VIB or VIBC since January 1, 1996.

         4.21 VIBC EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AND LABOR CONTRACTS.

                  (a) Schedule 4.21 sets forth and describes all employee benefit plans and any collective bargaining agreements, labor contracts and employment agreements in which VIB or VIBC participates, or by which they are bound, including, without limitation: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, ESOP, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any written employment agreement and any other employment agreement whether written or oral; or (iii) any other "employee benefit plan" [within the meaning of Section 3(3) of "ERISA"] (collectively, the "VIB Employment Agreements"). Except as set forth in Schedule 4.21: (i) there are no negotiations, demands or proposals that are pending or, to the best of VIBC's knowledge, threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) VIB and VIBC are in material compliance with the requirements prescribed by any and all rules and regulations currently in effect including but not limited to ERISA and the Code applicable to all such employee benefit plans; (iii) VIB and VIBC are in compliance in all material respects with all other rules and regulations applicable to employee benefit plans and employment agreements; (iv) VIB and VIBC have performed all of their obligations under all such employee benefit plans and employment agreements; and (v) there are no actions, suits or claims pending or, to the best of VIBC's knowledge, threatened against any such employee benefit plans, the assets of such plans, or with respect to any VIB Employment Agreements, and no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans or VIB or VIBC on account of any such employment agreements, whether written or oral.

                  (b) The "employee pension benefit plans" (within the meaning of Section 312 of ERISA) described on Schedule 4.21 have been duly authorized by the Board of Directors of VIB or VIBC. Except as set forth in Schedule 4.21, each such plan and associated trust is qualified in form and operation under Section 401(a) and exempt from tax under Section

         501(a) of the Code, respectively, and no event has occurred that will or is reasonably likely to give rise to disqualification of any such plan or loss of the exemption from tax of any such trust under said sections. No event has occurred that will or is reasonably likely to subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. No employee of VIB or VIBC has engaged in any transactions which could subject VIB or VIBC to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, taking into account contributions made within the period described in
         Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan; nor has VIB or VIBC failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 as amended and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

                  (c) VIB and VIBC do not sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

                  (d) VIB and VIBC do not sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject VIBC or VIB to any liability with respect to any such plan.

                  (e) All group health plans of VIB and VIBC (including any plans of affiliates of VIB or VIBC that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

                  (f) There have been no acts or omissions by VIB or VIBC that have given rise to or, to the best knowledge of VIB or VIBC, may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code.

                  (g) Except as described in Section 4.21(j), VIB and VIBC do not maintain any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by VIB or VIBC or pursuant to which any other benefit will accrue or vest in any director, officer or employee of VIB or VIBC, in either case as a result of the consummation of the transactions contemplated by the Agreement.

                  (h) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

                  (i) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made.

                  (j) Schedule 4.21 sets forth the name of each director, officer or employee of VIB or VIBC entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan. VIBC has furnished BOS with true and correct copies of all documents with respect to the plans and agreements referred to in
         Schedule 4.21 delivered as of the date of this Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of VIB or VIBC referred to in Schedule 4.21 delivered as of the date of this Agreement, if any, or except as noted therein, VIBC has furnished BOS with true and correct copies of: (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles applied on a consistent basis.

         4.22 STOCK OPTION PLAN. Schedule 4.22 sets forth a true and correct copy of VIBC's 1997 Stock Option Plan and a schedule showing the names, dates of grant, vesting schedules, termination dates, and option prices for each option outstanding as of the date of this Agreement. The 1997 Stock Option Plan has been duly approved by the Board of Directors and shareholders of VIBC, and registered under the Securities and Exchange Act of 1934, each stock option has been approved by the Board of Directors of VIBC, and, upon exercise of the options in accordance with their terms, the shares of VIBC Stock issued have been and will be validly issued, fully paid and nonassessable.

         4.23 ABSENCE OF CERTAIN PRACTICES. Except as may be disclosed to BOS on
Schedule 4.23, neither VIBC nor VIB, nor any officer, director, employee or agent of VIBC or VIB has, directly or indirectly, within the past four years, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person in order to obtain business for or further the business of VIBC or VIB.

         4.24 NO VIOLATION OF LAW. VIBC and VIB are in substantial compliance with all material laws relating to their business or employment practices or the ownership of their properties, and are in substantial compliance with each material law, ordinance, order, decree or regulation of any governmental entity applicable to the conduct thereof or the ownership of the properties related thereto, except in each case for violations which either individually or in the aggregate do not and will not have a material adverse effect on the business, financial condition or results of operations of VIBC taken as a whole.

         4.25 CERTAIN INTERESTS. Except in arm's-length transactions pursuant to normal commercial terms and conditions: (a) no officer or director of VIBC or VIB has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of VIBC or VIB except for the normal rights of a shareholder of VIBC; (b) no such person is indebted to VIBC or VIB except for normal business expense advances or banking transactions in the ordinary course of business on the same terms, including interest rates and collateral on loans as those prevailing at the same time for comparable transactions with others; and (c) VIBC and VIB are not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. The consummation of the Transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from VIBC or VIB to any employee of VIBC or VIB.

         4.26 MINUTE BOOKS. The minute books of VIBC and VIB accurately reflect all material actions duly taken by the shareholders, Boards of Directors and committees of VIBC or VIB, as applicable, and contain true and complete copies of VIBC's and VIB's Articles of Incorporation and Bylaws and all amendments thereto.

         4.27 ACCOUNTING RECORDS; DATA PROCESSING. VIBC and VIB have records that, in all material respects, fairly reflect their transactions and accounting controls sufficient to ensure that such transactions are in all material respects: (a) executed in accordance with management's general or specific authorization; and (b) recorded in conformity with generally accepted accounting principles. Schedule 4.27 contains a true and correct copy of Maslac & Associates' most recent audit of VIBC's data processing system. Except as set forth in Schedule 4.27, the procedures and equipment, including, without limitation, the data processing equipment, data transmission equipment, and related peripheral equipment and software, used by VIBC and VIB in the operation of their businesses (including any disaster recovery facility) to generate and retrieve such records are adequate in relation to the size and complexity of the business of VIBC and VIB.

         4.28 OPERATING LOSSES. Schedule 4.28 sets forth any individual Operating Loss in excess of $500.00 that has occurred at VIB during the period after December 31, 1997. Except as set forth on Schedule 4.28, since December 31, 1997, no event has occurred, and no action has been taken or omitted to be taken by any employee of VIBC or VIB that has resulted in the occurrence by VIB of an Operating Loss or that might reasonably be expected to result in the occurrence by VIB of an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $50,000 by itself or $250,000 when aggregated with all other Operating Losses during such period.

         4.29 CRA STANDING. VIB's compliance under the CRA should not constitute grounds for either the denial by any regulatory agency of any application to consummate the Transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application. VIB has not been advised of any concerns regarding compliance with the CRA by any regulatory agency or any other person.

         4.30 YEAR 2000 MATTERS. VIBC and VIB have completed a review of their computer systems to identify systems that could be affected by the "Year 2000." The respective management of each of VIBC and VIB has developed and commenced implementation of a plan to respond to this issue. Between the date of this Agreement and the Effective Time of the Merger, VIBC and VIB shall each use commercially practicable efforts to implement and/or continue to undertake such a plan. Neither VIBC nor VIB has been advised by any regulatory authority to undertake any additional actions nor are either of VIBC or VIB subject to any regulatory order, memorandum or directive (other than directives of general applicability to financial institutions) with respect thereto. Year 2000 issues have not had, and are not reasonably expected to have, a material adverse effect on VIBC or VIB.

         4.31 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by VIBC hereby and in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading. VIBC hereby covenants that it shall, as of the Effective Time of the Merger, amend and/or supplement the schedules prepared and delivered pursuant to this Article IV to ensure that the information set forth in such schedules accurately reflects the then-current status of VIBC or VIB.

         4.32 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of VIBC set forth in this Agreement shall be deemed to be made on and as of the date hereof and, as subsequently amended and/or supplemented as provided in Section 4.31, as of the Effective Time of the Merger.

                                    ARTICLE V

                        COVENANTS OF BOS PRIOR TO CLOSING

         BOS hereby covenants and agrees with VIBC as follows:

         5.1 BUSINESS RECORDS AND INFORMATION. During the period commencing on the date hereof, and ending on the Closing Date, BOS will afford VIBC, its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable VIBC and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, operations, assets and properties of BOS and the conditions thereof, and to update such examination at such reasonable intervals as VIBC shall deem appropriate. Such examination shall be conducted in cooperation with the officers of BOS in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of or interference with the normal business operations of BOS. No such examination or VIBC's examination prior to the date of this Agreement, however, shall constitute a waiver or relinquishment on the part of VIBC of its right to rely upon the representations, warranties or covenants made by BOS herein or pursuant hereto. BOS will permit an authorized representative or representatives of VIBC, designated as such from time to time by

VIBC's President (the "VIBC Representative") access during normal business hours to all of its business, operations, properties, books, files and records for the additional purpose of rendering any approvals required of VIBC by BOS pursuant to Section 5.2. BOS will use its best efforts to have the VIBC Representative or another authorized representative available during BOS's normal business hours to render approvals required pursuant to Section 5.2. In addition, BOS shall provide VIBC and the VIBC Representative with three days' notice of all regular meetings of its Board of Directors and notice, at the same time notice is given to members, of any committee meeting, and the earliest possible notice of all special meetings of its Board of Directors. BOS will permit the VIBC Representative to attend and observe all Board and committee meetings (except during confidential discussions regarding the Merger), and BOS shall indemnify and hold harmless VIBC, BOS Interim Bank and the VIBC Representative in connection with actions taken by BOS (i) pursuant to any approvals obtained pursuant to Section 5.2 or (ii) during any Board or committee meetings attended and observed by the VIBC Representative. It is agreed and acknowledged by BOS that any such indemnification may be deemed a material adverse change pursuant to Section 8.3 hereof. BOS will hold in strict confidence all documents and information concerning VIBC or VIB obtained pursuant to Section 6.1 or obtained previously pursuant to a Letter of Understanding dated June 22, 1998 and will not use such documents or information for its own benefit (except to the extent that such documents or information are a matter of public record or require disclosure in any application necessary to obtain regulatory approval of the Transactions contemplated by this Agreement) and, if the Transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to VIBC, without any copies being retained by BOS and BOS shall destroy any document, memoranda, notes and other writings whatsoever prepared by BOS or any of its agents relating to or containing the confidential information promptly upon notice by VIBC. Upon request by VIBC, such destruction shall be certified in writing to VIBC by an authorized officer of BOS supervising such destruction.

         5.2 LIMITATIONS UPON BOS PRIOR TO CLOSING. Except as required by this Agreement, between the date hereof and the Closing Date, without the prior written consent of VIBC, which shall not be unreasonably withheld and which shall be deemed granted if within five days after receipt of written request refusal of such written consent is not received from VIBC by BOS, BOS shall not do any of the following:

                  (a) Create or take action to incur any liabilities in excess of $25,000 or having a term in excess of one year, other than liabilities incurred in the ordinary course of business or in connection with the creation or performance of this Agreement;

                  (b) Except in the usual or ordinary course of business, create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of BOS securing an obligation in excess of $25,000 or having a term in excess of one year, and except for a pledge of security interests given in connection with the acceptance of repurchase agreements or government deposits;

                  (c) Make or become a party to any contract or commitment in excess of $25,000 or having a term in excess of one year, or renew, extend, amend or modify any contract or commitment in excess of $25,000, except in the usual and ordinary course of business or except in connection with the Transactions contemplated in this Agreement or the Merger Agreement;

                  (d) Make any loan, loan commitment, or renewal or extension thereof ("Loan") to any person or entity, which, individually or when aggregated with all other outstanding Loans made by BOS to such person or entity, exceeds $600,000, or make any Loan to any of its directors or executive officers;

                  (e) Purchase any loan participation interest in excess of $200,000;

                  (f) File a notice of default on any delinquent real estate secured loan with a principal balance of $200,000 or more;

                  (g) Make any capital expenditures in excess of $25,000, except for ordinary and necessary repairs and replacements;

                  (h) Sell or otherwise dispose of any of its assets or properties in excess of $25,000 in value, except in the usual and ordinary course of its business, or charge off any of its assets or properties in excess of $25,000 in value;

                  (i) Declare or pay any dividend (cash, in kind, or stock) or make any other distribution upon, or purchase or redeem, any shares of BOS Stock;

                  (j) Except as contemplated herein, issue or sell or obligate itself to issue or sell any shares of BOS Stock or any other securities including, without limitation, any capital notes, or any warrants, rights or options to acquire any shares of BOS Stock or other securities otherwise than pursuant to this Agreement; except pursuant to the exercise of the stock options set forth in Schedule 3.24;

                  (k) Acquire capital stock of any corporation or any interest in any person except in the usual and ordinary course of its business;

                  (l) Amend its Charter or Bylaws, except for such amendments as contemplated by this Agreement;

                  (m) Grant any salary increase or enter into or amend, except as may be required by applicable law, any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, group insurance or other benefit plan or any employment agreement or consulting agreement or amend its Personnel Policy where the individual or aggregate cost to BOS is increased, except as approved by VIBC, which approval shall not be unreasonably withheld;

                  (n) Pay any obligation or liability, absolute or contingent, in excess of $25,000 except liabilities shown on the BOS Financial Statements, or except in the usual and ordinary course of business or in connection with the Transactions contemplated herein;

                  (o) Institute, settle or agree to settle any claim, action or proceeding involving an expenditure by BOS or waiver of its claims in excess of $25,000 before any court or governmental agency, except in the usual and ordinary course of its business;

                  (p) Invest in any real estate except upon the foreclosure of loans in the ordinary course of business, or acceptance of a deed in lieu of foreclosure, in the ordinary course of business;

                  (q) Except in the usual and ordinary course of its business, enter into any continuing contract or series of related contracts in excess of $25,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause and without payment of any amount as a penalty, bonus, premium or other compensation for such termination;

                  (r) Except as contemplated in Section 5.8 hereof, enter into or amend any contract or agreement (other than loans or bank accounts) with any officer, director or any affiliate of such person on terms that are less favorable to BOS than could be obtained from an unrelated third party on an arm's-length basis;

                  (s) File any applications for additional branches or to relocate operations from any existing location, except as contemplated herein;

                  (t) Change any of BOS's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except such change as may be required in the opinion of BOS's management to respond to economic or market conditions or as may be required by the rules of the AICPA or FASB, by applicable law, or by bank regulatory authorities;

                  (u) Knowingly default in any material respect under any Understanding to which BOS is a party, and which, individually or together with other Understandings with respect to which a default by BOS exists, would materially adversely affect the business, properties, prospects or financial condition of BOS taken as a whole; or

                  (v) Conduct its business in a manner that would violate its Charter or Bylaws or would materially violate or be in material conflict with any law, ordinance, rule or regulation of any applicable federal or state authority; provided, however, that no exception to this Section 5.2(v) shall constitute a waiver of any rights of VIBC under any other provision of this Agreement.

         5.3 AFFIRMATIVE CONDUCT OF BOS PRIOR TO CLOSING. Between the date hereof and the Closing Date, BOS shall:

                  (a) Use its best efforts to obtain as expeditiously as possible and cooperate with others to expeditiously bring about the satisfaction of the conditions and approvals specified in Articles VII, VIII, IX and X hereof and advise VIBC promptly in writing of any matter which would make the representations and warranties set forth in
         Article III hereof not true and correct in all material respects at the Closing;

                  (b) Use and devote its best efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with it;

                  (c) Carefully prepare or review and make available to VIBC prior to filing all federal, state and local tax returns and reports to government authorities regarding BOS required to be filed by it between the date hereof and the Closing;

                  (d) Furnish VIBC with such financial and other information with respect to BOS and its properties, business and operations as in the reasonable opinion of VIBC, counsel for VIBC and counsel for BOS shall be necessary in order to prepare applications for and obtain the permits, approvals, nondisapprovals, consents and authorizations referred to in Article X hereof; such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information contained therein not misleading;

                  (e) Provide VIBC and the VIBC Representative with BOS's monthly Board package and all committee meeting packages at the time provided to BOS's directors (excluding any confidential information regarding the transactions contemplated hereby);

                  (f) Provide VIBC all monthly new loan reports, all monthly past due loan reports, all listings of any new loans placed on non-accrual, all monthly watchlist reports, and all listings of loans greater than $100,000 that have been downgraded within two days of when such reports are prepared;

                  (g) Provide VIBC with five days' notice and, subject to any limitation or prohibition of any so-called "right to privacy" law, a copy of the applicable credit report prior to making any Loan to any person or entity which, individually or when aggregated with all other outstanding Loans made by BOS to such person or entity, exceeds $450,000;

                  (h) Provide VIBC with five days' notice prior to purchasing or selling any loan participation interest;

                  (i) Provide VIBC with five days' notice prior to initiating any action to foreclose on real estate or personal property collateral and provide VIBC with monthly status reports on all foreclosed properties;

                  (j) Provide VIBC with qualified appraisals on all newly acquired foreclosed properties and on all existing foreclosed properties where appraisals are or become more than 12 months old;

                  (k) Maintain insurance coverage at least equal to that now in effect on all of its properties and on all properties for which it is responsible, and carry not less than the same coverage for fidelity, directors and officers, public liability, personal injury and property damage that is presently in effect;

                  (l) Duly observe and conform to lawful requirements applicable to its business in all material respects;

                  (m) Maintain its books of account and records in the regular manner in accordance with generally accepted accounting principles, with all applicable statutory and regulatory requirements applied on a consistent basis;

                  (n) Provide VIBC with an independent third-party's profitability analysis of the BOS Mortgage Department, and provide such analysis to VIBC no later than when BOS provides the analysis to the OTS;

                  (o) Following receipt of regulatory approval and the satisfaction of all other conditions precedent to the Closing and immediately prior to the Effective Time of the Merger, BOS shall increase its reserves for possible loan losses by $300,000. These reserves shall be additive to those provisions contained in BOS's 1998 Operating Plan; and

                  (p) Notify VIBC by telephone, confirmed promptly in writing, of any breach or violation on BOS's part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by BOS herein to be or become false or misleading, or if BOS becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a material change in the circumstances of BOS described in the representations and warranties contained herein.

         5.4 INDEMNIFICATION. BOS hereby agrees to indemnify and hold harmless VIBC against, and with respect to, any liability, damages, losses, expenses or costs arising from or by virtue of any misstatement or omission to state any fact which is required to be disclosed by BOS for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement and consummating the Transactions contemplated herein and for any material breach of any representation, warranty, covenant or agreement of BOS under this Agreement.

         5.5 EXECUTE AGREEMENT TO MERGE. As soon as possible after receipt of approval of the OTS to organize BOS Interim Bank, BOS shall execute the Merger Agreement.

         5.6 DISCUSSION WITH THIRD PARTIES.

                  (a) STRATEGIC TRANSACTIONS. BOS: (i) shall not, and shall instruct and cause each of its directors, officers, employees, agents, representatives and advisors ("Representatives") not to, solicit or encourage, directly or indirectly, inquires or proposals with respect to any Strategic Transaction Proposal (as hereinafter defined); and
         (ii) except as expressly permitted by Section 5.6(b), shall not, and shall instruct and cause each of its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction (as hereinafter defined) with any party other than VIBC. BOS shall notify VIBC promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, BOS or any of its Representatives, and shall disclose to VIBC the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions thereof and such other information as VIBC reasonably may request; provided, however, that if BOS receives a

         Strategic Transaction Proposal and the foregoing disclosure of such Strategic Transaction Proposal to VIBC would violate a confidentiality agreement by which BOS is bound, BOS (i) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (ii) shall return such Strategic Transaction Proposal to the initiating party without substantive response, and
         (iii) to the extent such disclosure has not been made under clause (i) of this sentence, shall notify VIBC that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. A "Strategic Transaction Proposal" means any proposal regarding a Strategic Transaction. For purposes of this Section 5.6, a "Strategic Transaction" means any acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of or a significant equity interest in, BOS or any merger or other business combination involving BOS or any recapitalization involving BOS resulting in an extraordinary dividend or distribution to BOS's shareholders or a self-tender for or redemption of some or all of the outstanding shares of BOS Stock.

                  (b) QUALIFYING PROPOSAL. Notwithstanding Section 5.6(a), following receipt of a Qualifying Strategic Transaction Proposal (as hereinafter defined), neither BOS nor any of its Representatives shall be prohibited from (i) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to VIBC, provided the third party shall have entered into a confidentiality agreement, (ii) taking and disclosing to BOS's shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to BOS's shareholders, or
         (iii) subject to the terms of Section 11.1(d), terminating this Agreement. For purposes of this Section 5.6, a "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which BOS's Board of Directors shall have determined, after consultation with BOS's counsel, that the action by BOS contemplated under either clause (i), (ii) or (iii), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the holders of BOS Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by BOS to the effect that the financial terms of such Strategic Transaction Proposal are, from BOS's shareholders' perspective, superior to the Merger.

                  (c) DISCLOSURE AND TRADING. Upon receipt of the disclosure by VIBC of a Strategic Transaction Proposal involving VIBC or any subsidiary thereof or a VIBC Acquisition Transaction (as that term is defined in Section 6.5(c) hereof), BOS, its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the Strategic Transaction Proposal involving VIBC or any subsidiary thereof or the VIBC Acquisition Transaction to the same extent as required of VIBC and/or any subsidiary thereof under the terms of any confidentiality agreement to which VIBC and/or any subsidiary is a party or is bound and to refrain from trading in VIBC Stock, BOS Stock and the securities of the party or parties to the Strategic Transaction Proposal or the VIBC Acquisition Transaction until the earlier of: (i) full public disclosure of such non-public information has been made and trading in the subject securities would not be a violation of applicable securities laws; or (ii) the Strategic Transaction Proposal or the VIBC

         Acquisition Transaction has been terminated or has expired by its terms and disclosure of such non-public information is permitted under the terms of any agreement regarding the transaction and trading in the subject securities would not be a violation of applicable securities laws.

         5.7 STOCK OPTION PLANS. BOS shall cause its 1985 and 1995 Stock Option Plans to be terminated as of or prior to the Closing Date. To the extent any heretofore outstanding options are not exercised, such options will be converted into VIBC stock options pursuant to Section 1.7 of this Agreement.

         5.8 CHANGE IN CONTROL AND SALARY CONTINUATION AGREEMENTS. BOS shall take all steps necessary and appropriate to amend each of its outstanding Change in Control Agreements and Salary Continuation Agreements to change the definitions of "good reason" in the following respects: (i) Paragraph 5.4.1 of the Salary Continuation Agreements and Paragraph 3(d)(i) of the Change in Control Agreements shall be amended to read as follows:

                  "the permanent assignment of the Executive by the Company employing the Executive to duties materially inconsistent with, or which substantially or materially alters the nature or status of the Executive's responsibilities immediately prior to a Change in Control of the Company."

(ii) Paragraph 5.4.4 of the Salary Continuation Agreements and Paragraph 3(a)(iv) of the Change in Control Agreements shall be amended to read as follows:

                  "the Company is requiring the Executive to relocated, or the assignment to the Executive of duties that reasonably require the Executive to relocated, to any place other than the Bakersfield, California, metropolitan area."

and (iii) a new Paragraph 5.4.8 of the Salary Continuation Agreements and a new Paragraph 3(d)(viii) of the Change in Control Agreements shall be added to read as follows:

                  "the Company requiring the Executive to travel a substantial amount of time, except for travel related to corporate meetings and temporary assignments, to an extent substantially inconsistent with Executive's business travel obligations at the time of a Change in Control of the Company."

         5.9 PROXY STATEMENT. The proxy statement and/or any other materials or documents (collectively, the "Proxy Materials") to be used in connection with the shareholders' meeting required pursuant to Section 7.1 hereof, with respect to all information set forth therein relating to BOS, the Agreement, the Merger Agreement and the Transactions, at the time of mailing to shareholders and at the time of the shareholders' meetings, shall:

                  (a) Comply in all material respects with the provisions of all applicable laws and regulations; and

                  (b) Except with respect to any information regarding VIBC or VIB supplied to BOS by VIBC for inclusion in the Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter that has become false or misleading.

                                   ARTICLE VI

                       COVENANTS OF VIBC PRIOR TO CLOSING

         VIBC hereby covenants and agrees with BOS as follows:

         6.1 BUSINESS RECORDS AND INFORMATION. During the period commencing on the date hereof, and ending on the Closing Date, VIBC will afford BOS, its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable BOS and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, operations, assets and properties of VIBC and VIB and the conditions thereof, and to update such examination at such intervals as BOS shall deem appropriate. Such examination shall be conducted in cooperation with the officers of VIBC or VIB in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of or interference with the normal business operations of VIBC or VIB. No such examination or BOS's examination prior to the date of this Agreement, however, shall constitute a waiver or relinquishment on the part of BOS of its right to rely upon the representations, warranties or covenants made by VIBC herein or pursuant hereto. VIBC will hold in strict confidence all documents and information concerning BOS obtained pursuant to Section 5.1 or obtained previously pursuant to a Letter of Understanding dated June 22, 1998 and will not use such documents or information for its own benefit (except to the extent that such documents or information are a matter of public record or require disclosure in any application necessary to obtain regulatory approval of the Transactions contemplated by this Agreement) and, if the Transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents and any documents provided pursuant to Section 5.3(d) shall be returned to BOS, without any copies being retained by VIBC and VIBC shall destroy any document, memoranda, notes and other writings whatsoever prepared by VIBC or any of its agents relating to or containing the confidential information promptly upon notice by BOS. Upon request by BOS, such destruction shall be certified in writing to BOS by an authorized officer of VIBC supervising such destruction.

         6.2 LIMITATIONS UPON VIBC PRIOR TO CLOSING. Except as required by this Agreement, between the date hereof and the Closing Date, without the prior written consent of BOS, which shall not be unreasonably withheld and which shall be deemed granted if within ten days after receipt of written request refusal of such written consent is not received from BOS by VIBC, VIBC shall not do any of the following:

                  (a) Create or take action to incur any liabilities in excess of $1,000,000 or having a term in excess of one year, other than liabilities incurred in the ordinary course of business or in connection with the creation or performance of this Agreement;

                  (b) Except in the usual or ordinary course of business, create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of VIBC securing an obligation in excess of $1,000,000, or having a term in excess of one year, and except for a pledge of security interests given in connection with the acceptance of repurchase agreements or government deposits;

                  (c) Make or become a party to any contract or commitment in excess of $1,000,000 or having a term in excess of one year, or renew, extend, amend or modify any contract or commitment in excess of $1,000,000, except in the usual and ordinary course of business or in connection with the Transaction and as contemplated by this Agreement or the Merger Agreement;

                  (d) Make any capital expenditures in excess of $1,000,000, except for ordinary and necessary repairs and replacements;

                  (e) Sell or otherwise dispose of any of its assets or properties in excess of $1,000,000 in value, except in the usual and ordinary course of its business;

                  (f) Pay any obligation or liability, absolute or contingent, in excess of $1,000,000 except liabilities shown on the VIBC Financial Statements, or except in the usual and ordinary course of business or in connection with the Transactions contemplated herein;

                  (g) Institute, settle or agree to settle any claim, action or proceeding involving an expenditure by VIBC or VIB or waiver of its claims in excess of $500,000 before any court or governmental agency, except in the usual and ordinary course of its business;

                  (h) Enter into or amend any contract or agreement (other than loans or bank accounts) with any officer, director or principal shareholder of VIBC or VIB or any affiliate of such person on terms that are less favorable to VIBC or VIB than could be obtained from an unrelated third party on an arm's-length basis;

                  (i) Change any of VIBC's or VIB's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of their business or operations, except such change as may be required in the opinion of VIBC's or VIB's management to respond to economic or market conditions or as may be required by the rules of the AICPA or FASB, by applicable law, or by bank regulatory authorities;

                  (j) Knowingly default in any material respect under any Understanding to which VIBC or VIB is a party, and which, individually or together with other Understandings with respect to which a default by VIBC or VIB exists, would materially adversely affect the business, properties, prospects or financial condition of VIBC taken as a whole; or

                  (k) Conduct their business in a manner that would violate their Articles of Incorporation or Bylaws or would materially violate or be in material conflict with any law, ordinance, rule or regulation of any applicable federal or state authority; provided, however, that no exception to this Section 6.2(k) shall constitute a waiver of any rights of BOS under any other provision of this Agreement.

         6.3 AFFIRMATIVE CONDUCT OF VIBC PRIOR TO CLOSING. Between the date hereof and the Closing Date, VIBC shall:

                  (a) Use its best efforts to obtain as expeditiously as possible and cooperate with others to expeditiously bring about the satisfaction of the conditions and approvals specified in Articles VII, VIII, IX and X hereof, including the organization of BOS Interim Bank, and advise BOS promptly in writing of any matter which would make the representations and warranties set forth in Article IV hereof not true and correct in all material respects at the Closing;

                  (b) Use and devote its best efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with it;

                  (c) Furnish BOS with such financial and other information with respect to VIBC and its properties, business and operations as in the reasonable opinion of BOS, counsel for BOS and counsel for VIBC shall be necessary in order to prepare applications for and obtain the permits, approvals, nondisapprovals, consents and authorizations referred to in Article X hereof; such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information contained therein not misleading;

                  (d) Maintain its and VIB's insurance coverage at least equal to that now in effect on all of their properties and on all properties for which they are responsible, and carry the same coverage for fidelity, directors and officers, public liability, personal injury and property damage that is presently in effect;

                  (e) Duly observe and conform to lawful requirements applicable to its and VIB's business in all material respects;

                  (f) Maintain its and VIB's books of account and records in the regular manner in accordance with generally accepted accounting principles, with all applicable statutory and regulatory requirements applied on a consistent basis; and

                  (g) Notify BOS by telephone, confirmed promptly in writing, of any breach or violation on VIBC's part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by VIBC herein to be or become false or misleading, or if VIBC becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a change in the circumstances of VIBC described in the representations and warranties contained herein.

         6.4 INDEMNIFICATION. VIBC hereby agrees to indemnify and hold harmless BOS against, and with respect to, any liability, damages, losses, expenses or costs arising from or by virtue of any misstatement or omission to state any fact which is required to be disclosed by VIBC for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement and consummating the Transactions contemplated herein and for any material breach of any representation, warranty, covenant or agreement of VIBC under this Agreement.

         6.5 DISCUSSION WITH THIRD PARTIES.

                  (a) STRATEGIC TRANSACTIONS. VIBC and VIB: (i) shall not, and shall instruct and cause each of their Representatives not to, solicit or encourage, directly or indirectly, inquires or proposals with respect to any Strategic Transaction Proposal (as hereinafter defined); and (ii) except as expressly permitted by Section 6.5(b), shall not, and shall instruct and cause each of their Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction (as hereinafter defined) with any party other than BOS. VIBC and VIB shall notify BOS promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, VIBC or VIB or any of their Representatives, and shall disclose to BOS the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions thereof and such other information as BOS reasonably may request; provided, however, that if VIBC or VIB receives a Strategic Transaction Proposal and the foregoing disclosure of such Strategic Transaction Proposal to BOS would violate a confidentiality agreement by which VIBC or VIB is bound, VIBC (i) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (ii) shall return such Strategic Transaction Proposal to the initiating party without substantive response, and
         (iii) to the extent such disclosure has not been made under clause (i) of this sentence, shall notify BOS that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. A "Strategic Transaction Proposal" means any proposal regarding a Strategic Transaction. For purposes of this Section 6.5, a "Strategic Transaction" means any acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of or a significant equity interest in, VIBC or VIB or any merger or other business combination involving VIBC or VIB or any recapitalization involving VIBC or VIB resulting in an extraordinary dividend or distribution to VIBC's or VIB's shareholders or a self-tender for or redemption of some or all of the outstanding shares of VIBC Stock.

                  (b) QUALIFYING PROPOSAL. Notwithstanding Section 6.5(a), following receipt of a Qualifying Strategic Transaction Proposal (as hereinafter defined), neither VIBC, VIB, nor any of their Representatives shall be prohibited from (i) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to BOS, provided the third party shall have entered into a confidentiality agreement, (ii) taking and disclosing to VIBC's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to VIBC's shareholders, or
         (iii)
         subject to the terms of Section 11.1(e) terminating this Agreement. For purposes of this Section 6.5, a "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which VIBC's Board of Directors shall have determined, after consultation with VIBC's counsel, that the action by VIBC contemplated under either clause (i), (ii) or (iii), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the holders of VIBC Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by VIBC to the effect that the financial terms of such Strategic Transaction Proposal are, from VIBC's shareholders' perspective, superior to the Merger.

                  (c) VIBC ACQUISITION TRANSACTION. Notwithstanding Sections 6.5(a) or (b) hereof, VIBC or VIB shall be permitted to and may cause their Representatives to solicit, encourage, discuss, negotiate, enter into agreements, and carry out and complete transactions regarding a VIBC Acquisition Transaction; provided, however, that should VIBC enter into or modify any agreement, or complete without any agreement, any VIBC Acquisition Transaction which has a material adverse effect upon VIBC or the Transactions contemplated by this Agreement and the Merger Agreement without written approval of BOS, then such action shall constitute a breach under this Agreement giving rise to a right of termination by BOS in accordance with Section 11.1(e) of this Agreement. For purposes of this Agreement, the term "VIBC Acquisition Transaction" shall mean: (i) a merger or consolidation or any similar transaction where VIBC or any of its subsidiaries will be the surviving or resulting corporation or where the holders of VIBC Stock or any of VIBC's subsidiaries immediately prior to the completion of the transaction will own 50% or more of the surviving or resulting corporation immediately after the completion of the transaction, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of another corporation, partnership or limited liability company which business is permissible under the Bank Holding Company Act of 1956, as amended, and Regulation Y promulgated pursuant thereto, or (iii) the purchase or other acquisition of securities representing 10% or more of the voting power of another corporation, partnership or limited liability company which business is permissible under the Bank Holding Company Act of 1956, as amended and Regulation Y promulgated pursuant thereto. VIBC shall promptly notify BOS of any VIBC Acquisition Transaction and shall disclose to BOS the identity of the party or parties to the transaction, and the terms and conditions thereof. To the extent VIBC makes a disclosure of any non-public information to BOS, its executive officers and/or directors, then BOS and its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the VIBC Acquisition Transaction so disclosed and to refrain from trading in VIBC Stock, BOS Stock and the securities of the party or parties to the VIBC Acquisition Transaction so disclosed in accordance with the provisions of Section 5.6(c) hereof.

                  (d) DISCLOSURE AND TRADING. Upon receipt of the disclosure by BOS of a Strategic Transaction Proposal involving BOS, VIBC, its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the Strategic Transaction Proposal involving BOS to the same extent as required of BOS under the terms of any confidentiality agreement to which BOS is a party or is bound and to refrain from trading in VIBC Stock, BOS Stock and the securities of the party or parties to the Strategic Transaction Proposal until the earlier of: (i) full public disclosure of such non-public information has been made and trading in the subject securities would not be a violation of all applicable securities laws, or (ii) the Strategic Transaction Proposal has been terminated or has expired by its terms and disclosure of such non-public information is permitted under the terms of any agreement regarding the transaction and trading in the subject securities would not be a violation of applicable securities laws.

         6.6 STOCK OPTION PLAN. VIBC shall take all actions necessary for the issuance of replacement stock options to holders of stock options pursuant to BOS's 1985 and 1995 Stock Option Plans in accordance with Section 1.7 hereof.

         6.7 PREPARATION OF S-4 AND THE PROXY STATEMENT. VIBC shall promptly prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy Statement prepared jointly by BOS and VIBC will be included. Each of VIBC and BOS shall use its best efforts to have the S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing. VIBC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of VIBC Common Stock in the Merger, and BOS shall furnish all information concerning BOS and the holders of BOS Common Stock as may be reasonably requested in connection with any such action.

         6.8 PROXY STATEMENT. The Proxy Materials to be used in connection with the shareholders' meetings required pursuant to Section 7.1 hereof, with respect to all information set forth therein relating to VIBC, the Agreement, the Merger Agreement and the Transactions, at the time of mailing to shareholders and at the time of the shareholders' meetings, shall:

                  (a) Comply in all material respects with the provisions of all applicable laws and regulations; and

                  (b) Except with respect to any information regarding BOS supplied to VIBC by BOS for inclusion in the Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter that has become false or misleading.

                                   ARTICLE VII

              MEETINGS OF SHAREHOLDERS AND FEDERAL SECURITIES LAWS

         VIBC and BOS each covenant and agree with the other as follows:

         7.1 SHAREHOLDERS' MEETINGS. BOS and VIBC will, promptly after execution of this Agreement, cause a meeting of their shareholders (hereinafter referred to as the "BOS Meeting" and the "VIBC Meeting," respectively) to be duly called and held upon requisite notice for the purpose of:

                  (a) Authorizing and approving this Agreement and the Transactions contemplated herein; and

                  (b) Conducting such other business as its Board of Directors deems advisable and proper in connection therewith.

         Each of BOS and VIBC, through its Board of Directors, will recommend that its shareholders approve the Transactions contemplated hereby, and will use its best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding shares of common stock.

         7.2 FEDERAL SECURITIES LAWS. In obtaining the consents of their shareholders to the matters described in Section 7.1 hereof, VIBC and BOS and their officers, directors, controlling shareholders, and representatives, will, in all respects, comply with Sections 10 and 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the rules and regulations of the SEC promulgated thereunder, the rules and regulations of the OTS promulgated thereunder, if applicable, and the securities laws of all states in which shareholders of BOS or VIBC reside, if required. Without in any way limiting the generality of the forgoing, VIBC and BOS agree with the other that the Notice of Meeting, Proxy Statement submitted in connection therewith, form of Proxy, and other solicitation materials that will be used by them in soliciting the aforesaid shareholder approvals and authorizations (collectively, the "Proxy Materials"):

                  (a) Will be filed with, and not be used before the same are cleared for use by the SEC and the OTS and, to the extent required, the securities administrators of all states in which their shareholders reside;

                  (b) Will contain all of the information required by the 1934 Act and the rules and regulations of the SEC and OTS thereunder; and

                  (c) Will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated therewith.

         VIBC and BOS will use their respective best efforts to obtain clearance by all appropriate regulatory authorities for the use of their Proxy Materials. VIBC and BOS will consult and cooperate with the other in the preparation of all such Proxy Materials for the BOS Meeting and the VIBC Meeting.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF BOS

         All obligations of BOS to consummate the Transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, unless compliance with or the occurrence of any one or more of such conditions precedent is waived in writing by BOS:

         8.1 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of VIBC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         8.2 PERFORMANCE OF OBLIGATIONS. VIBC shall have performed and satisfied in all material respects all of the covenants, agreements, obligations and conditions required by this Agreement to be performed and satisfied by VIBC at or prior to the Closing Date.

         8.3 ABSENCE OF MATERIAL CHANGES. Between the date of this Agreement and the Closing Date there shall have been: (a) no damage, destruction, whether or not covered by insurance (except damage, destruction or loss for which, prior to the Closing Date, VIBC has been compensated by insurance in such measure as to fully cover the replacement or repair of all damage, destruction or loss) or Operating Loss, materially and adversely affecting the business or prospects of VIBC taken as a whole; (b) no material adverse change in the business, operations, financial condition, income, or prospects of VIBC; and (c) an absence of the institution of litigation involving VIBC or any of its assets (including VIB) which, if determined adverse to VIBC or VIB, would have a material adverse effect upon VIBC taken as a whole, unless BOS shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, have a material adverse effect upon VIBC.

         8.4 OFFICERS' CERTIFICATE. There shall have been delivered to BOS at the Closing a certificate executed by the President and Chief Executive Officer, by the Corporate Secretary, and by the Chief Financial Officer of VIBC certifying, to the best of their knowledge, compliance by VIBC with all of the provisions of Sections 8.1, 8.2, and 8.3 of this Agreement.

         8.5 RECEIPT OF LEGAL OPINION. BOS shall have received a legal opinion from Horgan, Rosen, Beckham & Coren, L.L.P., counsel for VIBC, addressed to BOS and dated the Closing Date and substantially in the form set forth on Schedule
8.5 hereto or in such other form as agreed to by the parties.

         8.6 FAIRNESS OPINION. BOS shall have received an opinion from an investment banking or bank consulting firm on or before the date the Proxy Materials are first mailed for the BOS Meeting to the effect that the Transactions contemplated by this Agreement are fair and equitable to the holders of BOS Stock.

         8.7 APPOINTMENT OF VIBC DIRECTOR. VIBC shall have delivered to BOS at the Closing a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of Mr. Ed L. Hickman by VIBC to the VIBC Board of Directors, as required by Section 1.12 hereof, effective as of the Closing Date.

         8.8 CLOSING DOCUMENTS. VIBC shall have delivered to BOS the Closing documents required pursuant to Schedule 2.3 and Section 2.3 of this Agreement.

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF VIBC

         All obligations of VIBC to consummate the Transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, unless compliance with or the occurrence of any one or more of such conditions precedent is waived in writing by VIBC:

         9.1 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of BOS contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         9.2 PERFORMANCE OF OBLIGATIONS. BOS shall have performed and satisfied in all material respects all of the covenants, agreements, obligations and conditions required by this Agreement to be performed and satisfied by BOS at or prior to the Closing Date.

         9.3 ABSENCE OF MATERIAL CHANGES. Between the date of this Agreement and the Closing Date there shall have been: (a) no damage, destruction, whether or not covered by insurance (except damage, destruction or loss for which, prior to the Closing Date, BOS has been compensated by insurance in such measure as to fully cover the replacement or repair of all damage, destruction or loss) or Operating Loss, materially and adversely affecting the business or prospects of BOS taken as a whole; (b) no material adverse change in the business, operations, financial condition, income, or prospects of BOS; and (c) an absence of the institution of litigation involving BOS or any of its assets which, if determined adverse to BOS, would have a material adverse effect upon BOS, unless VIBC shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, have a material adverse effect upon BOS.

         9.4 AFFILIATE'S LETTERS. BOS shall have delivered to VIBC Affiliate's Letters, substantially in the form of Exhibit "C" hereto, signed by each of its affiliates, in accordance with Section 1.14 hereof.

         9.5 RESIGNATION AND APPOINTMENT OF DIRECTORS. BOS shall have delivered to VIBC at the Closing the written resignations as directors of BOS, effective as of the Closing Date, of Messrs. Beimler and Warlick. BOS also shall have delivered to VIBC at the Closing a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of Messrs. Foss and Kern to the BOS Board of Directors, as required by Section 1.11 hereof, effective as of the Closing Date.

         9.6 OFFICERS' CERTIFICATE. There shall have been delivered to VIBC at the Closing a certificate executed by the President and Chief Executive Officer, by the Corporate Secretary, and by the Chief Financial Officer of BOS certifying, to the best of their knowledge, compliance by BOS with all of the provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of this Agreement.

         9.7 RECEIPT OF LEGAL OPINION. VIBC shall have received a legal opinion from McCormick, Barstow, Sheppard, Wayte & Carruth, LLP, counsel for BOS, addressed to VIBC and

BOS Interim Bank and dated the Closing Date, substantially in the form set forth as Schedule 9.7 hereto or in such other form as agreed to by the parties.

         9.8 FAIRNESS OPINION. VIBC shall have received an opinion from an investment banking or bank consulting firm on or before the date the Proxy Materials are first mailed for the VIBC Meeting to the effect that the Transactions contemplated by this Agreement are fair and equitable to the holders of VIBC Stock.

         9.9 CLOSING DOCUMENTS. BOS shall have delivered to VIBC the Closing documents required pursuant to Schedule 2.3 and Section 2.3 of this Agreement.

                                    ARTICLE X

                       CONDITIONS PRECEDENT TO THE MERGER

         The obligations of VIBC and BOS to proceed with the Merger and the Transactions provided for herein are subject to the fulfillment, at or prior to the Effective Time of Merger, of the following conditions:

         10.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the OTS, the Federal Reserve System, and any other governmental agencies having jurisdiction which are necessary to carry out the Transactions contemplated in this Agreement, shall have been received without the imposition of any conditions or requirements which, in the reasonable opinion of the affected party, are materially burdensome or undesirable, and the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6). Said permits and approvals shall be on terms and conditions acceptable to VIBC and BOS and shall include, but shall not be limited to, the following:

                  (a) Prior written approval from the OTS to organize BOS Interim Bank;

                  (b) Issuance of a charter for BOS Interim Bank by the OTS;

                  (c) Prior written approval from the OTS for BOS to merge with BOS Interim Bank pursuant to 12 U.S.C. Section 1828(c)(2)(D);

                  (d) Receipt of approval from the Board of Governors of the Federal Reserve System under the Bank Holding Company Act 1956, as amended, for VIBC to acquire control of BOS; and

                  (e) The declaration as effective by the SEC of a registration statement under the Securities Act of 1933, as amended, with respect to the shares of VIBC Stock to be issued upon consummation of the Merger, and the approvals of any requisite state securities administrators.

         10.2 TAX RULING OR OPINION. Receipt by the parties of a ruling issued by the Internal Revenue Service or, in lieu thereof, the opinion of Vavrinek, Trine, Day & Co., L.L.P., to the effect that:

                  (a) The Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and VIBC, BOS, and BOS Interim Bank are parties to a reorganization under Section 368(d) of the Code;

                  (b) No gain or loss will be recognized by the parties as a result of the Merger;

                  (c) The basis and holding periods of the assets and liabilities exchanged between the parties to the Merger will be the same as the basis and holding periods of those assets and liabilities prior to the Merger;

                  (d) No gain or loss will be recognized by the holders of BOS Stock upon the conversion of their shares of BOS Stock into shares of VIBC Stock (except for any fractional share interests to which they may be entitled);

                  (e) Where BOS's shareholders hold their BOS Stock as a capital asset, the basis of VIBC Stock to be received by BOS shareholders will be the same as the basis of BOS Stock converted into VIBC Stock;

                  (f) Where BOS's shareholders hold their BOS Stock as a capital asset, the holding period of VIBC Stock to be received by holders of BOS Stock will be the same as the holding period of BOS Stock converted into VIBC Stock; and

                  (g) Where cash is received by a shareholder of BOS in lieu of a fractional share interest in VIBC Stock, the cash will be treated as being received by the shareholder as a distribution in redemption of his or her fractional share interest, subject to the provisions and limitations of Section 302 of the Code.

         10.3 ABSENCE OF LITIGATION. On the Closing Date and at the Effective Time of the Merger:

                  (a) There shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any governmental authority against the Transactions contemplated hereby, unless VIBC shall have received an opinion satisfactory to it of counsel handling such matter for VIBC or BOS stating that such action or proceeding will not, in all likelihood, result in a restraint or prohibition; and

                  (b) There shall be in effect no order, writ, injunction or decree of any court or governmental authority prohibiting the consummation of any of the Transactions contemplated hereby.

         10.4 SHAREHOLDER APPROVALS.

                  (a) APPROVAL OF MERGER. This Agreement shall have been approved by the holders of at least two-thirds of the issued and outstanding shares of BOS Stock entitled to vote, by the holder of at least two-thirds of the issued and outstanding shares of BOS Interim Bank Stock entitled to vote, and by the holders of at least a majority of the issued and outstanding shares of VIBC Stock entitled to vote.

                  (b) OTHER ACTIONS. Any and all other actions required by the shareholders of BOS to authorize or effect the Transactions called for herein shall have been duly and validly taken.

         10.5 CONTINUITY OF INTEREST. Taking into account payments to, and proposed payments to, holders of Dissenting BOS Shares and Dissenting VIBC Shares and payments of expenses incurred in connection with the Transactions called for herein, after the Effective Time of the Merger BOS will hold at least 90% of the fair market value of the net assets and 70% of the fair market value of the gross assets owned by both it and BOS Interim Bank immediately before the Effective Time of the Merger. All redemptions and distributions made by BOS immediately preceding the Effective Time of the Merger and which are part of this Agreement will be considered as assets held by BOS immediately prior to the Effective Time of the Merger. No fact, circumstance or event shall have occurred or is reasonably likely to occur that would cause the Merger not to be deemed a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or that would cause the Merger to not qualify for pooling-of-interests accounting treatment, including without limitation payments made on account of fractional shares of VIBC Stock to be issued in consideration of BOS Stock in the Merger, Dissenting BOS Shares and Dissenting VIBC Shares.

                                   ARTICLE XI

                                   TERMINATION

         11.1 TERMINATION OF THIS AGREEMENT. This Agreement shall terminate and be of no further force and effect as between the parties hereto, except as to liability for a material breach of any representation, warranty or covenant occurring or arising prior to the date of termination, upon the occurrence of any of the following:

                  (a) Immediately upon the expiration of 30 days from the date that VIBC has given notice to BOS of breach or default by BOS in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; provided, however, that no such termination shall be effective if, within said 30-day period, BOS shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

                  (b) Immediately upon the expiration of 30 days from the date that BOS has given notice to VIBC of breach or default by VIBC in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder provided, however, that no such termination shall be effective if, within said 30-day period VIBC shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

                  (c) Upon the expiration of 30 days after the OTS, the FRB or any other applicable regulatory agency denies or refuses in writing to grant the approvals, nondisapprovals, consents, or authorizations required to be obtained in order to consummate the Transactions contemplated by this Agreement, unless within said 30-day period the parties hereto agree to appeal or resubmit the application to the regulatory authority which has denied or refused to grant such approval, nondisapproval, consent, authorization or ruling, as the case may be;

                  (d) Immediately after: (i) VIBC is notified by BOS or VIBC otherwise becomes aware that, pursuant to Section 5.6, BOS has received a Qualifying Strategic Transaction Proposal; and (ii) payment by BOS to VIBC of the Termination Fee pursuant to Section 11.4(a) hereof;

                  (e) Immediately after: (i) BOS is notified by VIBC or BOS otherwise becomes aware that, pursuant to Section 6.5, VIBC has received a Qualifying Strategic Transaction Proposal that is not a VIBC Acquisition Transaction; and (ii) VIBC has provided BOS with evidence showing that VIBC has used its best efforts by taking all reasonable measures necessary to provide for the inclusion of BOS in the Qualifying Strategic Transaction; and (iii) payment by VIBC of the Termination Fee pursuant to Section 11.4(a) hereof; provided, however, in the event VIBC has received a Qualifying Strategic Transaction Proposal that is not a VIBC Acquisition Transaction and that does not require VIBC to abandon the Merger as a condition to the consummation of the transaction contemplated by the Qualifying Strategic Transaction Proposal, then, at BOS's option by written notice to VIBC, this Agreement will not be terminated and VIBC shall not be obligated to pay BOS the Termination Fee pursuant to Section 11.4(a) hereof; or (iv) VIBC is notified by BOS that VIBC has breached this Agreement as set forth in Section 6.5(c) and payment by VIBC of the Termination Fee pursuant to Section 11.4(a) hereof.

                  (f) By notice by VIBC to BOS or by BOS to VIBC, if the Closing has not occurred on or before January 31, 1999, but subject to the expiration of any statutory waiting periods following receipt of any required regulatory approvals received prior to January 31, 1999, unless said date shall be extended by the mutual agreement of the parties hereto and unless such failure results primarily from any material breach pursuant to Sections 11.1(a) or (b) or by virtue of the events described in Sections 11.1(c), (d) or (e); or

                  (g) Upon the mutual agreement of the parties hereto.

         11.2 IMMATERIAL BREACH. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or due to any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

         11.3 EFFECT OF TERMINATION. If this Agreement shall be terminated as provided herein, each party shall redeliver all documents, work papers and other material of the other party relating to the Transactions contemplated herein to the party furnishing the same, except that the foregoing shall not apply to any documents, work papers, material or information which is a matter of public knowledge. No termination of this Agreement under this Article XI for any reason or in any manner, except as permitted by Sections 11.1 (f), (g) and (h), shall release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material and bad faith breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein; provided, however, neither party shall be liable to the other for termination pursuant to Section 11.1(c) for the failure of the OTS, the FRB, or any other applicable regulatory agency to grant the approvals, nondisapprovals, consents, or authorizations required if the failure is not the result of a material breach by that party of a representation, warranty or covenant set forth in this Agreement. If, however, such termination shall result from an election to terminate by VIBC pursuant to
Section 11.1(a), then BOS shall pay to VIBC, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the Liquidated Damages as set forth in Section 11.4(b). If, however, such termination shall result from an election to terminate by BOS pursuant to Section 11.1(b), then VIBC shall pay to BOS, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty for forfeiture, the Liquidated Damages as set forth in
Section 11.4(b). If, however, such termination shall result from an election to terminate by VIBC or BOS pursuant to Section 11.1(d), then BOS shall pay to VIBC the Termination Fee pursuant to Section 11.4(a). If, however, such termination shall result from an election to terminate by BOS or VIBC pursuant to Section 11.1(e), then VIBC shall pay to BOS the Termination Fee pursuant to Section 11.4(a).

         11.4 TERMINATION FEE AND LIQUIDATED DAMAGES.

                  (a) TERMINATION FEE. The Termination Fee shall be the amount of $750,000 (the "Termination Fee") in the event this Agreement is terminated pursuant to Section 11.1(d) or Section 11.1(e).

                  (b) LIQUIDATED DAMAGES. As reasonable and full liquidated damages and reasonable compensation for the loss sustained and not as a penalty or forfeiture in the event that this Agreement is terminated pursuant to Section 11.1(a) or Section 11.1(b), the liquidated damages shall be the amount of $150,000 (the "Liquidated Damages").

                  (c) EXCLUSIVE REMEDY. Except in the event the responsible party fails to pay the Termination Fee or the Liquidated Damages, as applicable, within ten business days after receipt of an invoice therefor, which period shall be extended by an additional reasonable time if the responsible party has reasonably disputed the existence or amount of such obligations, timely receipt of such payment shall constitute an exclusive remedy, and following such receipt and acceptance, the receiving party shall be barred from recovering damages for any breach of any term of this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 EXPENSES. VIBC and BOS agree that VIBC and BOS shall each bear their own expenses incurred in connection with the negotiation, preparation, and performance of this Agreement, including legal and accounting fees, printing costs, filing fees, and other necessary expenses regardless of whether the Merger or any of the Transactions contemplated under this Agreement are consummated.

         12.2 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or if sent by Federal Express, overnight delivery United States mail, or other overnight delivery service, or sent by facsimile transmission (with confirmation) addressed as follows:

         (i)      If to VIBC, to:
                  VIB Corp
                  1498 Main Street
                  El Centro, California 92243
                  Attention: Mr. Dennis L. Kern, President and CEO
                           Fax: (760) 337-3229

                  With a copy to:
                  Horgan, Rosen, Beckham & Coren, L.L.P.
                  21700 Oxnard Street, Suite 1400
                  Woodland Hills, California  91365-4335
                  Attention: S. Alan Rosen, Esq.
                           Fax: (818) 340-6190

         (ii)     If to BOS, to:
                  Bank of Stockdale, F.S.B.
                  5151 Stockdale Highway
                  Bakersfield, California 93309
                  Attention: Mr. Ed L. Hickman, President and CEO
                           Fax: (805) 833-9469

                  With a copy to:
                  McCormick, Barstow, Sheppard, Wayte & Carruth, LLP 5 Riverpark Place East
                  Fresno, California 93720
                  Attention: Kenneth Alan Baldwin, Esq.
                           Fax: (209) 433-2485

         The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 12.2. Any notice, demand or other communications given pursuant to the provisions of this Section 12.2 shall be deemed to have been given on the date actually delivered or the business day following the date sent by overnight delivery, as the case may be.

         12.3 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that except as otherwise contemplated hereby, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties to this Agreement.

         12.4 THIRD PARTY BENEFICIARIES. BOS and VIBC intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than BOS or VIBC.

         12.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         12.6 GOVERNING LAW. This Agreement is made and entered into in the State of California and the internal laws (without regard to the conflict of law provisions thereof) of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder, except as required by applicable provisions of Title 12 of the United States Code.

         12.7 CAPTIONS. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of or affect the interpretation of this Agreement.

         12.8 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are an integral part of this Agreement and each Exhibit and Schedule shall be applicable as if set forth in full in the text hereof only with respect to the sections of this Agreement to which it is cross-referenced. In the event there is any absolute unconditional representation contained in this Agreement, said representation shall be modified by any contrary information set forth on a Schedule which expressly cross-references to the section where the absolute or unconditional representation is contained.

         12.9 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or any Exhibit or Schedule hereto shall terminate after the Effective Time of the Merger and shall be of no further force and effect. Nothing in this Article XII shall be construed as limiting the applicable statute of limitations in the event the Transactions are not consummated.

         12.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

         12.11 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, the substantially prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the other party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs.

         12.12 KNOWLEDGE. In all representations and warranties concerning the knowledge of BOS, VIBC or VIB, wherever included herein, there shall be imputed to BOS, VIBC or VIB the actual and constructive knowledge and notice of their respective current directors and executive officers.

         12.13 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

         12.14 CONSENTS. Any and all consents required to be obtained from any of the parties hereto under this Agreement shall not be unreasonably withheld and shall be deemed given unless the requesting party receives written notice to the contrary from the party to whom such request is made within ten business days after request therefor.

         12.15 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining terms hereof shall provide for the consummation of the Transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

         12.16 PRESS RELEASE. No press release or other public disclosure of matters related to this Agreement of any of the Transactions contemplated hereby shall be made by VIBC, BOS Interim Bank, or BOS unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

         12.17 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, and which arises after the effective date of this Agreement, shall be settled by arbitration to take place in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

         BANK OF STOCKDALE, F.S.B.                                VIB CORP
         By:    /s/ Ed L. Hickman                                 By:    /s/ Dennis L. Kern
            ----------------------------------------                 ---------------------------------------
                Ed L. Hickman                                            Dennis L. Kern
         Its:  President and Chief Executive Officer              Its: President and Chief Executive Officer

         By:    /s/ Fred H. Carlisle, Jr.                         By:    /s/ Charlotte Studer
            ----------------------------------------                 ---------------------------------------
                Fred H. Carlisle, Jr.                                   Charlotte Studer
         Its: Corporate Secretary                                 Its: Corporate Secretary